Exhibit 10.1

$1,435,000,000

CREDIT AGREEMENT

among

CEDAR FAIR, L.P.,

as U.S. Borrower,

MAGNUM MANAGEMENT CORPORATION,

as U.S. Co-Borrower,

CANADA’S WONDERLAND COMPANY,

as Canadian Borrower,

The Several Lenders

from Time to Time Parties Hereto,

KEYBANK NATIONAL ASSOCIATION, WELLS FARGO BANK, N.A.,

UBS LOAN FINANCE LLC and FIFTH THIRD BANK,

as Co-Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

and

J.P. MORGAN SECURITIES INC. and KEYBANK NATIONAL ASSOCIATION,

as Co-Lead Arrangers and Bookrunners

Dated as of July 29, 2010

-i-

-ii-

-iii-

SCHEDULES:

1.1	Mortgaged Property
1.2	Commitments
3.7	Existing Letters of Credit
5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens

EXHIBITS:

A	[Reserved]
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Guarantee and Collateral Agreement
E	Form of Mortgage
F	Forms of Non-Bank Tax Certificates
G-1	Form of Term Note
G-2	Form of U.S. Revolving Note
G-3	Form of Canadian Revolving Note
H	Form of Closing Date Certificate
I-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
I-2	Form of Legal Opinion of Squire, Sanders & Dempsey L.L.P. (Ohio)
I-3	Form of Legal Opinion of Fasken Martineau DuMoulin LLP
I-4	Form of Legal Opinion of Warner Norcross & Judd LLP (Michigan)
I-5	Form of Legal Opinion of McInnes Cooper (Nova Scotia)
J	Form of Borrowing Notice
K	Form of Discount Note
L	Form of Debenture (Canada)
M	Form of Security Agreement (Canada)
N	Form of Notice of Security Interest in IP (Canada)
O	Form of Canadian Guarantee Agreement
P	Form of First Lien Intercreditor Agreement
Q	Form of Discounted Prepayment Option Notice
R	Form of Lender Participation Notice
S	Form of Discounted Voluntary Prepayment Notice

-iv-

CREDIT AGREEMENT, dated as of July 29, 2010 (this “Agreement”), among CEDAR FAIR, L.P., a Delaware limited partnership (the “U.S. Borrower” or “Cedar Fair LP”), MAGNUM MANAGEMENT CORPORATION, an Ohio corporation (the “U.S. Co-Borrower”), CANADA’S WONDERLAND COMPANY, a Nova Scotia unlimited liability company (the “Canadian Borrower” and together with the U.S. Borrower and the U.S. Co-Borrower, collectively, the “Borrowers” and, individually, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), the Issuing Lenders and Swing Line Lenders party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors, the “Collateral Agent”).

WHEREAS, in connection with the consummation of the Refinancing (as defined herein), the Borrowers have requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $1,175,000,000, and (b) Revolving Loans, Swing Line Loans and Letters of Credit at any time and from time to time prior to the Revolving Termination Date, in an aggregate outstanding amount at any time not in excess of $260,000,000;

NOW THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Discount”: as defined in Section 4.1(b)(iii).

“Acceptance Date”: as defined in Section 4.1(b)(ii).

“Acceptance Fee”: a fee payable by the Canadian Borrower or the U.S. Borrower, as applicable, with respect to the acceptance of a Bankers’ Acceptance by a Canadian Revolving Lender, as set forth in Section 4.5(f) and as such fee is set forth in the definition of “Applicable Margin” or, with respect to the acceptance of a Bankers’ Acceptance by any Replacement Revolving Commitment, in the applicable Replacement Revolving Facility Amendment.

“Acquired Entity”: as defined in the definition of “Permitted Acquisition”.

“Additional Extensions of Credit”: as defined in Section 11.1.

“Additional First Lien Collateral Agent”: as defined in the First Lien Intercreditor Agreement.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Co-Syndication Agents, the Lead Arrangers, the Collateral Agent and the Administrative Agent, which term shall include, for purposes of Section 10 only, each Issuing Lender and each Swing Line Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender’s Term Commitments then in effect or, if the Term Commitments have terminated, the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving

Commitments then in effect or, if the Revolving Commitments have terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, in the case of any Revolving Loans made or Letters of Credit issued in Canadian Dollars, based on the Dollar Equivalent of such Revolving Loans or Letters of Credit.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Anti Terrorism Law”: the USA Patriot Act or any other law in the U.S. or Canada pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Discount”: as defined in Section 4.1(b)(iii).

“Applicable ECF Percentage”: for any fiscal year, (a) 50% if the Senior Secured Leverage Ratio as of the last day of such fiscal year is greater than or equal to 3.25 to 1.00, (b) 25% if the Senior Secured Leverage Ratio as of the last day of such fiscal year is less than 3.25 to 1.00 but greater than or equal to 2.75 to 1.00 and (c) 0% if the Senior Secured Leverage Ratio as of the last day of such fiscal year is less than 2.75 to 1.00.

“Applicable Margin”: for each Type of Loan (other than Refinancing Term Loans, Extended Term Loans and Revolving Loans made pursuant to Replacement Revolving Commitments which shall have Applicable Margins as set forth in the applicable Refinancing Term Loan Amendment, Term Loan Extension Amendment or Replacement Revolving Facility Amendment, as applicable), the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans	Canadian Prime Rate Loans	Acceptance Fee
U.S. Revolving Loan	4.00%	3.00%	N.A.	N.A.
Canadian Revolving Loans	4.00%	3.00%	3.00%	4.00%
Term Loans	4.00%	3.00%	N.A.	N.A.

“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 11.6.

“Asset Sale”: any Disposition of (a) Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000 or (b) any Capital Stock of any Subsidiary or series of related Dispositions of Capital Stock of any Subsidiary (in either case, whether through the sale or issuance thereof or otherwise), excluding any such Disposition permitted by clause (d) of Section 8.5, that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

“Available Amount”: at any time, the sum of:

(i) the cumulative portion of Excess Cash Flow for each fiscal year of Cedar Fair LP, commencing with the fiscal year ending December 31, 2011, that is not required to be applied to prepay or repay Loans pursuant to Section 4.2; plus

(ii) the portion of the Net Cash Proceeds from any sale of Capital Stock of Cedar Fair LP (or contributions to the capital of Cedar Fair LP) that is not required to be applied to prepay Loans pursuant to Section 4.2(a) (except to the extent such amounts were relied on to make a Permitted Acquisition pursuant to the parenthetical contained in clause (ii) of the definition of Permitted Acquisition); minus

(iii) the aggregate amount of Restricted Payments made in reliance on Sections 8.6(f); minus

(iv) the aggregate amount of Investments made in reliance on Section 8.7(m) (net of any cash return to Cedar Fair LP and its Subsidiaries in respect of such Investments); minus

(v) the aggregate amount of Indebtedness prepaid in reliance on Section 8.8(iii).

“Available Canadian Revolving Commitment”: as to any Canadian Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Canadian Revolving Commitment then in effect over (b) such Lender’s Canadian Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Canadian Revolving Extensions of Credit for the purpose of determining such Lender’s Available Canadian Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Canadian Swing Line Loans then outstanding shall be deemed to be zero.

“Available Liquidity”: at any time of determination an amount equal to the sum of (a) the aggregate Available Canadian Revolving Commitments at such time plus (b) the aggregate Available U.S. Revolving Commitments at such time plus (c) unrestricted cash of the Loan Parties on hand at such time less (d) the dollar amount of checks written by Loan Parties but not yet cleared against the balance on deposit in the Loan Parties’ bank accounts at such time.

“Available U.S. Revolving Commitment”: as to any U.S. Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s U.S. Revolving Commitment then in effect over (b) such Lender’s U.S. Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s U.S. Revolving Extensions of Credit for the purpose of determining such Lender’s Available U.S. Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of U.S. Swing Line Loans then outstanding shall be deemed to be zero.

“BA Equivalent Loan”: a Canadian Revolving Loan (or Replacement Revolving Loan to the Canadian Borrower or the U.S. Borrower) made by a Non-BA Lender evidenced by a Discount Note.

“BA Loan”: a Canadian Revolving Loan (or Replacement Revolving Loan to the Canadian Borrower or the U.S. Borrower) made by way of the issuance of Bankers’ Acceptances.

“Bankers’ Acceptance”: a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower or the U.S. Borrower and accepted by a Canadian Revolving Lender, and includes a Discount Note.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate applicable for an interest period of one month plus 1.00%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York, New York. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 11.7(a).

“Blocked Person”: as defined in Section 5.26.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers”: as defined in the preamble to this Agreement.

“Borrower Credit Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which the applicable Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for the borrowing of Loans hereunder, a notice from the applicable Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or (solely with respect to all notices and determinations in connection with, and payments of principal and interest on, Canadian Revolving Extensions of Credit) Toronto, Ontario are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.

“Canadian Benefit Plans”: all material employee benefit plans maintained or contributed to by any Group Member formed in Canada that are not Canadian Pension Plans including, without limitation, all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, supplementary unemployment benefit plans or arrangements and all material life, health, dental and disability plans and arrangements in which the employees or former employees of any Group Member employed in Canada participate or are eligible to participate, in each case whether written or oral, funded or unfunded, insured or self insured, reported or unreported, but excluding all stock option or stock purchase plans.

“Canadian Borrower”: as defined in the preamble hereto.

“Canadian CFC Subsidiary”: any Canadian Subsidiary that is a CFC or a Subsidiary of a CFC.

“Canadian Dollar” and “C$”: lawful currency of Canada.

“Canadian Guarantee Agreement”: the Canadian Guarantee Agreement executed and delivered by the Canadian Borrower, substantially in the form of Exhibit O.

“Canadian Guarantor”: (i) the Canadian Borrower and (ii) each Canadian Subsidiary that is not a Canadian CFC Subsidiary other than any such Subsidiary that is not a Material Subsidiary.

“Canadian Issuing Lender”: JPMorgan Chase Bank, N.A. or any other Canadian Revolving Lender from time to time designated by the Canadian Borrower or the U.S. Borrower as the Canadian Issuing Lender with the consent of such Canadian Revolving Lender and the Administrative Agent.

“Canadian L/C Obligations”: at any time, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Canadian Letters of Credit and (b) the aggregate amount of drawings under the Canadian Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“Canadian L/C Participants”: with respect to any Canadian Letter of Credit, the collective reference to the Canadian Revolving Lenders other than the Canadian Issuing Lender that issued such Canadian Letter of Credit.

“Canadian L/C Sub Commitment”: Five Million Dollars ($5,000,000).

“Canadian Letters of Credit”: as defined in Section 3.7(c).

“Canadian Obligations”: the obligations of the Canadian Borrower to pay the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Term Loans, Canadian Revolving Loans made to the Canadian Borrower and Canadian Reimbursement Obligations of the Canadian Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Canadian Borrower, whether or not a claim for post filing or post petition interest is allowed in such proceeding) the Term Loans, the Canadian Revolving Loans, the Canadian Reimbursement Obligations and all other obligations and liabilities of the Canadian Borrower to the Canadian Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Canadian Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Lead Arrangers, to the Agents or to any Lender that are required to be paid by the Canadian Borrower pursuant hereto or thereto) or otherwise.

“Canadian Payment Amount”: as defined in Section 3.11(b).

“Canadian Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to Cedar Fair LP, the Canadian Borrower and the Canadian Revolving Lenders.

“Canadian Pension Plans”: any plan, program or arrangement which is considered to be a pension plan for the purposes of any applicable pension benefits standards, or tax, statute and/or regulation in Canada or any province or territory thereof established, maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Group Member, their respective employees or former employees, in each case whether written or oral, funded or unfunded, insured or self insured, reported or unreported.

“Canadian Prime Rate”: on any day the greater of:

(a) the annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian Prime Rate”, “chartered bank prime rate” or words of similar description; and

(b) the CDOR Rate in effect from time to time plus 100 basis points per annum.

Any change in the Canadian Prime Rate shall be effective as of the opening of business on the date the change becomes effective generally.

“Canadian Prime Rate Loans”: Canadian Revolving Loans which are denominated in Canadian Dollars and in respect of which the Canadian Borrower or the U.S. Borrower is obligated to pay interest in accordance with Section 4.5 at the Canadian Prime Rate plus the Applicable Margin.

“Canadian Property” any right or interest in or to property of any kind whatsoever whether now owned or hereafter acquired, whether real, personal or mixed and whether tangible or intangible, in each case as and while located in Canada, including, without limitation, the Capital Stock of any Person formed and existing under the laws of Canada or any territory, province or subdivision thereof.

“Canadian Refunded Swing Line Loans”: as defined in Section 3.4(g).

“Canadian Refunding Date”: as defined in Section 3.4(h).

“Canadian Reimbursement Obligations”: the Reimbursement Obligations owing by the Canadian Borrower or the U.S. Borrower pursuant to the Canadian Revolving Facility.

“Canadian Revolving Commitment”: as to any Canadian Revolving Lender, the obligation of such Lender, if any, to make Canadian Revolving Loans and participate in Canadian Swing Line Loans and Canadian Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Canadian Revolving Commitment” under such Lender’s name (i) on Schedule 1.2 or (ii) as the case may be, on the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including pursuant to Section 2.6). The aggregate amount of Canadian Revolving Commitments as of the Closing Date is Fifteen Million Dollars ($15,000,000). For the avoidance of doubt, all Replacement Revolving Commitments in favor of both the Canadian Borrower and the U.S. Borrower shall constitute “Canadian Revolving Commitments” for all purposes of this Agreement.

“Canadian Revolving Credit Percentage”: as to any Canadian Revolving Lender at any time, the percentage which such Lender’s Canadian Revolving Commitment then constitutes of the aggregate Canadian Revolving Commitments (or, at any time after the Canadian Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Canadian Revolving Extensions of Credit then outstanding constitutes of the amount of the aggregate Canadian Revolving Extensions of Credit then outstanding) ; provided that in the case of Section 4.16 when a Defaulting Lender shall exist, “Canadian Revolving Credit Percentage” shall mean the percentage of the total Canadian Revolving Commitments (disregarding any Defaulting Lender’s Canadian Revolving Commitment) represented by such Lender’s Canadian Revolving Commitment.

“Canadian Revolving Extensions of Credit”: as to any Canadian Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Canadian Revolving Loans (including those made by way of BA Loans calculated at the face amount of the Bankers’ Acceptances issued in connection therewith) made by such Lender then outstanding, (b) such Lender’s Canadian Revolving Credit Percentage of the Canadian L/C Obligations then outstanding and (c) such Lender’s Canadian Revolving Credit Percentage of the Canadian Swing Line Loans then outstanding.

“Canadian Revolving Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Canadian Revolving Lender”: each Lender that has a Canadian Revolving Commitment or that is the holder of Canadian Revolving Loans, including, if applicable, institutions that, in separate capacities, serve as the Canadian Issuing Lender.

“Canadian Revolving Loans”: as defined in Section 3.1(b).

“Canadian Secured Parties”: the collective reference to the Term Lenders, the Canadian Revolving Lenders, the Collateral Agent (in its capacity as agent for the other Canadian Secured Parties), the Administrative Agent, the Qualified Counterparties under Specified Agreements entered into by the Canadian Borrower or any of its Subsidiaries, the Canadian Issuing Lenders and the Canadian Swing Line Lender.

“Canadian Security Documents”: collectively, (a) the Debenture (Canada), the Security Agreement (Canada), and the Notice of Security Interest in IP (Canada), in each case, between each of the Loan Parties having Canadian Property and the Collateral Agent, (b) the Canadian Guarantee Agreement, and (c) all other documents delivered to the Collateral Agent granting or perfecting a Lien on Canadian Property of any Person, including all financing statements filed in connection therewith, any intellectual property security agreements, blocked account agreements or control agreements that may be required to be delivered pursuant to this Agreement or any other Loan Document with respect to such Canadian Property, and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on such Canadian Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Canadian Swing Line Lender”: JPMorgan Chase Bank, N.A., and each other Lender that has a Canadian Swing Line Sub Commitment or that is a holder of Canadian Swing Line Loans; provided, that there shall be no more than one Canadian Swing Line Lender at any time.

“Canadian Swing Line Loans”: as defined in Section 3.3(c).

“Canadian Swing Line Participation Amount”: as defined in Section 3.4(h).

“Canadian Swing Line Sub Commitment”: the obligation of the Canadian Swing Line Lender to make Canadian Swing Line Loans pursuant to Section 3.4 in an aggregate principal amount at any one time outstanding not to exceed Five Million Dollars ($5,000,000).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government, the Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or by a bank listed in Schedule I of the Bank Act (Canada) and having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A1 by Standard & Poor’s Ratings Services (“S&P”) or P1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States or Canada; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or Al by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CDOR Rate”: on any day, the annual rate of interest which is the arithmetic average of the “BA 1 month” (or, in the context of the definition of “Discount Rate”, the 1, 2, 3 or 6 month) rates applicable to Canadian Dollar Bankers’ Acceptances issued by Schedule I Lenders identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time) on such day (as adjusted by the Administrative Agent after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to one month (or, in the context of the definition of “Discount Rate”, the 1, 2, 3 or 6 month) Canadian Dollar Bankers’ Acceptances of, and as quoted by, any two of the Schedule I Lenders, chosen by the Administrative Agent in its discretion, as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. If less than two Schedule I Lenders quote the aforementioned rate, the CDOR Rate shall be the arithmetic mean (rounded upward to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada, Canadian Imperial Bank of Commerce, The Toronto-Dominion Bank and Bank of Montreal.

“Cedar Fair LP”: as defined in the preamble to this Agreement.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Charges”: as defined in Section 11.17.

“CIP Regulations”: as defined in Section 10.13.

“Closing Date”: the date on which the conditions precedent set forth in Section 6 are satisfied in accordance therewith and this Agreement becomes effective, which date was July 29, 2010.

“Closing Date Certificate”: a certificate, duly executed by each Loan Party, substantially in the form of Exhibit H.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: as to any Lender, the sum of the Term Commitments, the Revolving Commitments and the Replacement Revolving Commitments of such Lender.

“Commitment Fee Rate”: (i) with respect to the Revolving Credit Facilities, 0.50% per annum; provided that the Commitment Fee Rate will be 0.375% if the Consolidated Leverage Ratio is less than 3.75 to 1.00 as of the date of the most recent Compliance Certificate and no Default has occurred and is continuing and (ii) with respect to any Replacement Revolving Commitment, as specified in the applicable Replacement Revolving Facility Amendment.

“Commonly Controlled Entity”: any entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes any Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and Cedar Fair LP (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that a Conduit Lender shall be entitled to the benefits of Section 4.9, 4.10, 4.11 or 11.5 (subject to the limitations and requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6 but no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender was made with the prior written consent of the applicable Borrower (not to be unreasonably withheld or delayed) or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May 2010 and furnished to the Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Cedar Fair LP and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Cedar Fair LP and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Cedar Fair LP and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swing Line Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts, debt extinguishment costs and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP and any non-recurring, unusual or restructuring cash charges in an aggregate amount not to exceed $15,000,000 in any four fiscal quarter period, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights and other equity-based compensation to the management of Cedar Fair LP, (g) fees, commissions, expenses, debt extinguishment costs and other costs incurred in connection with the negotiation of the proposed merger pursuant to the Agreement and Plan of Merger, dated as of December 16, 2009, among Siddur Holdings, Ltd., Cedar Fair LP and the other parties thereto and the termination of such agreement not to exceed $17,000,000, (h) fees, commissions, expenses, debt extinguishment costs and other costs incurred in connection with the negotiation of the Refinancing and transactions costs and customary fees to third parties incurred in connection with the issuance of stock or the issuance or incurrence of debt for borrowed money, (i) any other non-recurring, non-cash charges, non-cash expenses or non-cash losses of Cedar Fair LP or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, (j) proceeds of business interruption insurance and any expenses reimbursed by third parties (in each case, only to the extent actually received in cash and only to the extent not included in calculating Consolidated Net Income), (k) charges or losses of Cedar Fair LP or any of its Subsidiaries resulting from the class action settlement in an aggregate amount not to exceed $10,000,000, and (l) charges or losses of Cedar Fair LP or any of its Subsidiaries resulting from the licensing dispute settlement in an aggregate amount not to exceed $2,000,000, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (i) above), all as determined on a consolidated basis.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period; provided that the Consolidated Fixed Charge Coverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period (other than one-time fees, commissions, expenses, debt extinguishment costs and other costs incurred in connection with any financing or refinancing), (b) income taxes paid in cash during such period, excluding, for the avoidance of doubt, taxes resulting from the gain on the sale of assets and (c) Capital Expenditures paid in cash during such period (excluding such amounts paid with Reinvestment Deferred Amounts and other amounts reimbursed by a third party that is not a Group Member to the extent received in cash and excluding Capital Expenditures constituting all or a portion of a Permitted Acquisition).

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Cedar Fair LP and its Subsidiaries for such period with respect to all outstanding Indebtedness of Cedar Fair LP and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: at any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date; provided that the Consolidated Leverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Cedar Fair LP and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person (other than a Subsidiary of Cedar Fair LP) in which Cedar Fair LP or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Cedar Fair LP or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of Cedar Fair LP to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (of the type described in clauses (a) through (e), inclusive, of the definition of such term) of Cedar Fair LP and its Subsidiaries at such date, other than Indebtedness for the Revolving Loans, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Co-Syndication Agents”: KeyBank National Association, Wells Fargo Bank, N.A., UBS Loan Finance LLC and Fifth Third Bank, in their capacity as such and their respective successors in such capacity.

“Credit Party”: as defined in the definition of “Defaulting Lender”.

“Current Holder Group”: (i) those individuals who are officers and directors of Cedar Fair LP or the Managing General Partner on the Closing Date, (ii) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any such individual, (iii) the executors and administrators of the estate of any such individual, and any court appointed guardian of any such individual, and (iv) any trust for the benefit of any such individual referred to in the foregoing clauses (i) and (ii) or any other individuals, so long as one or more members of the Current Holder Group has the exclusive right to control the voting and disposition of securities held by such trust.

“Debenture (Canada)”: the Debenture executed and delivered by the Canadian Borrower, substantially in the form of Exhibit L.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans within two Business Days of the date required to be funded by it hereunder (unless the subject of a good faith dispute and such Lender has notified the Administrative Agent in writing that a condition precedent to funding, specifically identified and including the particular default, has not been satisfied), (b) with respect to a Revolving Lender, notified any Borrower, the Administrative Agent, any Issuing Lender or any Swing Line Lender (each, a “Credit Party”) in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (in each case, unless the subject of a good faith dispute notified to the Administrative Agent in writing in reasonable detail that a condition precedent to funding, specifically identified and including the particular default, has not been satisfied), (c) failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) otherwise failed to pay over to a Credit Party any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, or (e) has become the subject of a Bankruptcy Event.

“Discount Note”: a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit K, issued by the Canadian Borrower or the U.S. Borrower to a Non-BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds”: for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable Borrowing Date by multiplying:

(a) the face amount of the Bankers’ Acceptance by

(b) the quotient obtained by dividing:

(i) one by

(ii) the sum of one plus the product of:

(A) the Discount Rate applicable to the Bankers’ Acceptance and

(B) a fraction, the numerator of which is the number of days in the applicable Interest Period and the denominator of which is 365,

with the quotient being rounded up or down to the fifth decimal place and 0.000005 being rounded up.

“Discount Range”: as defined in Section 4.1(b)(ii).

“Discount Rate”: (a) in respect of any Bankers’ Acceptance accepted by a Lender that is a Schedule I Lender, the CDOR Rate for the applicable period; and (b) in respect of any Bankers’ Acceptance accepted by a Lender that is a Schedule II Lender, the lesser of (i) the CDOR Rate for the applicable period plus 0.10% and (ii) the rate quoted by the Schedule II Reference Lenders.

“Discounted Prepayment Option Notice”: as defined in Section 4.1(b)(ii).

“Discounted Voluntary Prepayment”: as defined in Section 4.1(b)(i).

“Discounted Voluntary Prepayment Notice”: as defined in Section 4.1(b)(v).

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: as to any amount denominated in Canadian Dollars at any time, the equivalent amount in Dollars as determined on the basis of the Exchange Rate for the purchase of Dollars with Canadian Dollars as of the date of the calculation.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of Cedar Fair LP organized under the laws of any jurisdiction within the United States.

“Environmental Laws”: any and all foreign, Federal, Canadian, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto and any regulations promulgated thereunder.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Page LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided that in the case of U.S. Term Loans, the Eurodollar Base Rate shall not be less than 1.50%. In the event that such rate does not appear on Reuters Page LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded to the sixth decimal point):

Eurodollar Base Rate
1.00 minus Eurocurrency Reserve Requirements (to the extent, if any, applicable to the Eurodollar Tranche in question)

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of Cedar Fair LP (a)(i) Consolidated EBITDA for such fiscal year plus (ii) any decrease in Consolidated Working Capital for such fiscal year minus (b) the sum of, in each case to the extent not otherwise reducing Consolidated EBITDA in such period, without duplication, (i) scheduled principal payments of Consolidated Total Debt during such period (including for purposes hereof, sinking fund payments, payments in respect of the principal components under capital leases and the like relating thereto), in each case other than in connection with a refinancing thereof, (ii) Consolidated Fixed Charges for such period other than to the extent financed with the proceeds of Indebtedness (other than Revolving Loans), (iii) to the extent not financed with the incurrence or assumption of Indebtedness or proceeds from an issuance of Capital Stock, the amount of Investments, on a consolidated basis, made by Cedar Fair LP and its Subsidiaries during such period pursuant to clauses (h), (k) and (l) of Section 8.7 and (iv) any increase in Consolidated Working Capital for such fiscal year.

“Excess Cash Flow Application Date”: as defined in Section 4.2(d).

“Exchange Act”: as defined in Section 7.2(d).

“Exchange Rate”: on any day, (i) with respect to Canadian Dollars, the rate at which Dollars can be acquired on such day by the Administrative Agent in Toronto, Canada (or such other location in Canada selected by the Administrative Agent) for Canadian Dollars in accordance with its customary practice for commercial loans in Canada, and (ii) with respect to Dollars, the rate at which Canadian Dollars can be acquired on such day by the Administrative Agent in Toronto, Canada (or such other location in Canada selected by the Administrative Agent) for Dollars in accordance with its customary practice for commercial loans in Canada.

“Excluded Foreign Subsidiary”: any Subsidiary that is (a) neither a Domestic Subsidiary nor a Canadian Subsidiary; (b) a Canadian Subsidiary that is a CFC or that is not a CFC but adverse federal tax consequences would result from its giving a Guarantee; (c) a Subsidiary that is treated as a disregarded entity for United States federal income tax purposes and owns equity interests in a Subsidiary described in (a) or (b); or (d) a domestic Subsidiary that owns equity interests in a Subsidiary described in (a) or (b).

“Excluded Indebtedness”: all Indebtedness permitted under Section 8.2 (other than clause (h) thereof).

“Existing Credit Agreement”: the Amended and Restated Credit Agreement, dated as of February 15, 2007, among Cedar Fair LP, Canada’s Wonderland Company (successor by amalgamation to 3147010 Nova Scotia Company), the several banks and other financial institutions or entities from time to time parties thereto and KeyBank National Association, as administrative agent (as amended by Amendment No. 1 thereto dated as of August 12, 2009).

“Existing Letters of Credit”: those letters of credit issued and outstanding under the Existing Credit Agreement immediately prior to the Closing Date and set forth on Schedule 3.7.

“Extended Term Facility”: as defined in the definition of “Facility”.

“Existing Term Loan Facility”: as defined in Section 2.5(a).

“Extended Term Loans”: as defined in Section 2.5(a).

“Extending Term Lender”: as defined in Section 2.5(b).

“Extension Election”: as defined in Section 2.5(b).

“Extension Request”: as defined in Section 2.5(a).

“Extension Series”: as defined in Section 2.5(a).

“Facility”: each of (a) the U.S. Term Commitments and the U.S. Term Loans made thereunder (the “U.S. Term Facility”), (b) in respect of the Revolving Commitments (i) the U.S. Revolving Commitments and the U.S. Revolving Extensions of Credit made thereunder (the “U.S. Revolving Facility”) and (ii) the Canadian Revolving Commitments and the Canadian Revolving Extensions of Credit (the “Canadian Revolving Facility”), (c) each Series of Refinancing Term Loans (each such Series, a “Refinancing Term Facility”), (d) each Incremental Series of Incremental Term Loans (each such Incremental Series, an “Incremental Term Facility”) and (e) each Extension Series of Extended Term Loans (each such Extension Series, an “Extended Term Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“First Lien Intercreditor Agreement”: an agreement substantially in the form of Exhibit P, by and among the Collateral Agent, the Additional First Lien Collateral Agent and the authorized representatives from time to time party thereto with any such changes as are reasonably acceptable to the Collateral Agent.

“Fiscal Q1”: for any year means the first quarterly fiscal period of Cedar Fair LP during such year and ending on or about March 31 of such year.

“Fiscal Q2”: for any year means the second quarterly fiscal period of Cedar Fair LP during such year and ending on or about June 30 of such year.

“Fiscal Q3”: for any year means the third quarterly fiscal period of Cedar Fair LP during such year and ending on or about September 30 of such year.

“Fiscal Q4”: for any year means the fourth quarterly fiscal period of Cedar Fair LP during such year and ending on December 31 of such year.

“Foreign Lender”: a Lender or Issuing Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary”: any Subsidiary of Cedar Fair LP that is not a Domestic Subsidiary.

“Fronting Fee”: as defined in Section 3.9(b).

“Funded Debt”: as to any Person, all Indebtedness (of the type described in clauses (a) through (e), inclusive, of the definition of such term) of such Person that matures more than one year from the date of its creation or matures within one year from the date of its creation but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to Cedar Fair LP and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by Cedar Fair LP and each Subsidiary Guarantor (other than Canadian Guarantors) dated as of the Closing Date.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Hedge Agreement.

“Increased Amount Date”: as defined in Section 2.6(a)(i).

“Incremental Series”: as defined in Section 2.6.

“Incremental Term Facility”: as defined in the definition of “Facility”.

“Incremental Term Lender”: a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Amendment”: as defined in Section 2.6.

“Incremental Term Loan Commitment”: the commitment of any Lender, established pursuant to Section 2.6, to make Incremental Term Loans to the Borrowers.

“Incremental Term Loans”: Term Loans made by one or more Lenders to the Borrowers pursuant to Section 2.6.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Initial Revolving Termination Date”: July 29, 2015.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Law”: any of Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction (federal, state, provincial, or otherwise), including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property and intellectual property rights, whether arising under United States or Canadian, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets, know how, technology, and all other confidential business or technical information, and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, dilution or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swing Line Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Canadian Prime Rate Loan, on the last day of each month while such Loan is outstanding and the final maturity date of such Loan, (e) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof and (f) as to any Swing Line Loan, the Swing Line Loan Maturity Date.

“Interest Period”: as to any Eurodollar Loan or BA Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or BA Loan and ending (1) in the case of Eurodollar Loans, (x) one, three or six months thereafter or (y) if agreed by each Lender of such Eurodollar Loan, nine or twelve months thereafter and (2) in the case of BA Loans, one, three or six months thereafter, subject to availability for all Canadian Revolving Lenders, in each case as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or BA Loan and ending (1) in the case of Eurodollar Loans, one, three, six, nine or twelve months thereafter, as applicable, and (2) in the case of BA Loans, one, three, or six months thereafter, subject to availability for all Canadian Revolving Lenders, in each case as selected by the applicable Borrower, by irrevocable notice to the Administrative Agent, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period selected in respect of a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) if any Interest Period selected in respect of a BA Loan would otherwise end on a day that is not a Business Day, such Interest Period shall end on the immediately preceding Business Day;

(iii) no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date for any Revolving Commitments thereunder or the date final payment is due on the applicable Term Loans, as the case may be;

(iv) any Interest Period in respect of a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(v) the applicable Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 8.7.

“Issuing Lender”: any U.S. Issuing Lender and any Canadian Issuing Lender.

“L/C Fee Payment Date”: with respect to any Revolving Credit Facility, the last day of each March, June, September and December and the last day of the Revolving Commitment Period for any Revolving Commitments under such Revolving Credit Facility.

“L/C Obligations”: the U.S. L/C Obligations and the Canadian L/C Obligations.

“L/C Participants”: the U.S. L/C Participants and the Canadian L/C Participants.

“L/C Sub Commitment”: the U.S. L/C Sub Commitment and Canadian L/C Sub Commitment.

“Lead Arrangers”: J.P. Morgan Securities Inc. and KeyBank National Association, in their capacity as such and their respective successors in such capacity.

“Leasehold Mortgage”: any Mortgage that grants a lien over any leasehold interest of the U.S. Borrower or any other Loan Party.

“Lender Participation Notice”: as defined in Section 4.1(b)(iii).

“Lender Presentation”: the confidential information memorandum dated May 2010 and furnished to the Lenders.

“Lenders”: as defined in the preamble to this Agreement; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: the Canadian Letters of Credit and the U.S. Letters of Credit.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the Non-Defaulting Lenders holding more than 50% of the aggregate unpaid principal amount of the U.S. Term Loans, the Refinancing Term Loans of a specified Series, the Extended Term Loans of a specified Extension Series, the Incremental Term Loans of a specified Incremental Series, the Canadian Revolving Extensions of Credit or the U.S. Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Canadian Revolving Facility or the U.S. Revolving Facility, prior to termination in full of, respectively, the Canadian Revolving Commitments or the U.S. Revolving Commitments, the Non-Defaulting Lenders holding more than 50% of, respectively, the Canadian Revolving Commitments or the U.S. Revolving Commitments).

“Managing General Partner”: Cedar Fair Management Inc., an Ohio corporation, together with its successors and assigns.

“Material Adverse Effect”: a material adverse effect on (a) the Refinancing, (b) the business, assets, property, financial condition or results of operations of Cedar Fair LP and its Subsidiaries taken as a whole, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Collateral Agent’s Liens upon the Collateral or (d) the ability of the Borrowers and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents.

“Material Subsidiary”: at any time, any Subsidiary of Cedar Fair LP (i) that has assets at such time comprising two percent (2%) or more of the consolidated assets of Cedar Fair LP, or (ii) whose operations in the current fiscal year are expected to, or whose operations in the most recent fiscal year did (or would have if such person had been a Subsidiary for such entire fiscal year) represent two percent (2%) or more of the Consolidated EBITDA for such fiscal year; provided, however, that notwithstanding the foregoing, the term “Material Subsidiary” shall include, without limitation, the Canadian Borrower, the U.S. Co-Borrower, Cedar Point, an Ohio general partnership, Cedar Point of Michigan, Inc., a Michigan corporation, Michigan’s Adventure, Inc., a Michigan corporation, Cedar Point, Inc., an Ohio corporation, Cedar Fair Southwest Inc., a Delaware corporation, Kings Island Company, a Delaware corporation, Western Row Properties, Inc., an Ohio corporation, Wonderland Company Inc., a Delaware corporation, Knott’s Berry Farm, a California general partnership and Boeckling, L.P., an Ohio limited partnership.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea formaldehyde insulation.

“Maximum Rate”: as defined in Section 11.17.

“Mortgaged Properties”: the real properties listed on Schedule 1.1, as to which the Collateral Agent for the benefit of the U.S. Secured Parties and/or the Canadian Secured Parties, as the case may be, shall be granted a Lien pursuant to the Mortgages and any other real property in respect of which a Mortgage is provided after the Closing Date.

“Mortgages”: each of the mortgages, charges, debentures and deeds of trust, made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the U.S. Secured Parties and/or the Canadian Secured Parties, as the case may be, substantially in the form of Exhibit E or Exhibit L, as the case may be, (with such changes thereto, as shall be advisable under the law of the jurisdiction in which such mortgage, charge, debenture or deed of trust is to be recorded).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys’ fees, accountants’ fees, brokers’ commissions, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document and Liens securing Qualifying Senior Secured Debt) and other reasonable and customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Cash Proceeds in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds) and (y) in any event, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5.0 million.

“Non-BA Lender”: a Canadian Revolving Lender that cannot or does not as a matter of policy accept Bankers’ Acceptances.

“Non-Defaulting Lender”: each Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Note”: as defined in Section 4.14(d).

“Notice of Security Interest in IP (Canada)”: the Notice of Security Interest in IP executed and delivered by the Canadian Borrower, substantially in the form of Exhibit N.

“Obligations”: without duplication, the Canadian Obligations and the U.S. Obligations.

“Offered Loans”: as defined in Section 4.1(b)(iii).

“Other Taxes”: any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant”: as defined in Section 11.6(c)(i).

“Participant Register”: as defined in Section 11.6(c)(i).

“Payment Amount”: as defined in Section 3.11(a).

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to Cedar Fair LP and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: the acquisition by Cedar Fair LP or any other Loan Party of all or substantially all of the assets of a Person or line of business of a Person, or more than 50% of the Capital Stock of a Person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a line of business consistent with the requirements of Section 8.15; (ii) the consideration paid in connection with all such acquisitions (including all transaction costs and all Indebtedness incurred or assumed in connection therewith) during the term of this Agreement shall not exceed $300,000,000 in the aggregate (plus the Net Cash Proceeds of the issuance or sale of Capital Stock of Cedar Fair LP or, without duplication, a capital contribution to Cedar Fair LP, received during such period but only to the extent that such Net Cash Proceeds are not required to prepay Term Loans pursuant to Section 4.2(a)); provided that the aggregate amount of Investments in connection with all such acquisitions in Persons that do not become Subsidiary Guarantors or assets acquired in connection therewith that are not owned by Cedar Fair LP or a Subsidiary Guarantor shall not exceed $100,000,000; (iii)(A) Cedar Fair LP shall be in compliance with the covenants set forth in Section 8.1, as of the most recently completed period ending prior to such acquisition for which the financial statements required by Section 7.1(a) and (b) were required to be delivered, after giving pro forma effect to such acquisition and to any other event occurring during or after such period; provided that the Administrative Agent shall have received an officer’s certificate of Cedar Fair LP with reasonable detailed calculations of such covenant compliance with Section 8.1 and (B) after giving pro forma effect to such acquisition and all Indebtedness assumed, incurred or repaid in connection therewith, the Consolidated Leverage Ratio on the date of such acquisition (based on Consolidated EBITDA determined on a Pro Forma Basis, as set forth in the definition of “Consolidated EBITDA”, as of the most recently ended fiscal quarter for Cedar Fair LP for which financial statements have been delivered) shall be at least 0.50 to 1.00 lower than the maximum permitted Consolidated Leverage Ratio for such fiscal quarter; (iv) at the time of such acquisition both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (v) Cedar Fair LP shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 7.10 and 7.11 and the Security Documents.

“Permitted Refinancing Indebtedness”: Indebtedness of Cedar Fair LP or a Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of Cedar Fair or any of its Subsidiaries (the “Refinanced Indebtedness”); provided that:

(a) the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Permitted Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Permitted Refinancing Indebtedness;

(b) the obligor of Permitted Refinancing Indebtedness does not include any Person (other than Cedar Fair LP or any Subsidiary Guarantor) that is not an obligor of the Refinanced Indebtedness;

(c) if the Refinanced Indebtedness was subordinated in right of payment to the Obligations then such Permitted Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Obligations;

(d) the Permitted Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of all outstanding Term Loans at the time such Permitted Refinancing Indebtedness is incurred;

(e) the portion, if any, of the Permitted Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of all then outstanding Term Loans has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of all then outstanding Term Loans; and

(f) such Permitted Refinancing Indebtedness is not secured by any Liens on any assets of Cedar Fair LP or any of its Subsidiaries other than assets that secured the Refinanced Indebtedness.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, but excluding, for greater certainty, Canadian Benefit Plans and Canadian Pension Plans.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pro Forma Basis”: as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of Consolidated EBITDA, effect shall be given to any Asset Sale, Permitted Acquisition, Restricted Payment, in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 2.6, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8 or 8.10, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 2.6, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8 or 8.10, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) the interest expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of Cedar Fair LP and may include adjustments to give appropriate effect to cost savings and synergies that are directly attributable to the relevant transaction, factually supportable and expected to have a continuing impact on the financial results of Cedar Fair LP and its Subsidiaries. Cedar Fair LP shall deliver to the Administrative Agent a certificate of a financial officer of Cedar Fair LP setting forth calculations of any such pro forma adjustments supporting them in reasonable detail; provided that no adjustments for synergies or cost savings shall be made with respect to such relevant transaction after the end of the first four consecutive fiscal quarters ended following such transaction.

“Pro Forma Compliance”: at any date of determination, that Cedar Fair LP and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, issuance, incurrence and permanent repayment of Indebtedness), with the financial condition covenants pursuant to Section 8.1 recomputed as at the last day of the most recently ended fiscal quarter of Cedar Fair LP and its Subsidiaries for which the financial statements and certificates required pursuant to Section 7.1 have been or were required to have been delivered (provided, that prior to delivery of financial statements for the first full fiscal quarter ended after the Closing Date, such covenant shall be deemed to have applied to Cedar Fair LP’s most recently completed fiscal quarter).

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: collectively, any U.S. Property, any Canadian Property and any other right or interest in or to property of any kind whatsoever whether now owned or hereafter acquired, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Proposed Discounted Prepayment Amount”: as defined in Section 4.1(b)(ii).

“Qualified Counterparty”: (a) with respect to the ISDA Master Agreement, together with the related schedules and confirmations, entered into between KeyBank National Association and the U.S. Borrower on June 23, 2006, KeyBank National Association, and (b) with respect to any other Specified Agreement, any counterparty thereto that, at the time such Specified Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Agreement at the time such Specified Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Qualifying Lender”: as defined in Section 4.1(b)(iv).

“Qualifying Loans”: as defined in Section 4.1(b)(iv).

“Qualifying Senior Secured Debt”: any senior secured Indebtedness of Cedar Fair LP or any Subsidiary Guarantor, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the date that is six months after the final maturity of the Term Loans outstanding on the date on which such Indebtedness is incurred (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and which is subject to either (i) the terms of the First Lien Intercreditor Agreement as “Additional First Lien Obligations” or (ii) the terms of the Second Lien Intercreditor Agreement as second lien obligations and, in each case, the terms and conditions of which are otherwise reasonably satisfactory to the Administrative Agent.

“Qualifying Senior Unsecured Debt”: any senior unsecured Indebtedness of Cedar Fair LP or any Subsidiary Guarantor, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the date that is six months after the final maturity of the Term Loans outstanding on the date on which such Indebtedness is incurred (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the terms and conditions of which are otherwise reasonably satisfactory to the Administrative Agent.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Period”: as defined in the definition of “Pro Forma Basis”.

“Refinanced Indebtedness”: as defined in the definition of “Permitted Refinancing Indebtedness”.

“Refinancing”: the repayment in full or deemed repayment in full, as the case may be, of the Existing Credit Agreement and the termination of all commitments under the Existing Credit Agreement with the proceeds of the U.S. Term Loans and the Senior Notes.

“Refinancing Effective Date”: as defined in Section 2.4(a).

“Refinancing Term Facility”: as defined in the definition of “Facility”.

“Refinancing Term Lender”: as defined in Section 2.4(b).

“Refinancing Term Loan Amendment”: as defined in Section 2.4(c).

“Refinancing Term Loans”: as defined in Section 2.4(a).

“Register”: as defined in Section 11.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrowers to reimburse any Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or the Revolving Loans pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which Cedar Fair LP has delivered a Reinvestment Notice; provided that no Reinvestment Notice may be delivered in respect of an Asset Sale made in reliance on Section 8.5(g).

“Reinvestment Notice”: a written notice executed by a Responsible Officer and delivered to the Administrative Agent stating that no Event of Default has occurred and is continuing and that Cedar Fair LP (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale (other than an Asset Sale made in reliance on Section 8.5(g)) or Recovery Event to acquire or repair fixed or capital assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in Cedar Fair LP’s or its Subsidiaries’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after the receipt by Cedar Fair LP (directly or indirectly through a Subsidiary) of proceeds relating to such Reinvestment Event (or the 180th day after the last day of such 180 period if the acquisition or repair of the applicable fixed or capital assets is a project authorized by the board of directors of Cedar Fair LP prior to such date and Cedar Fair LP or any of its Subsidiaries has entered into a contract to complete such project) and (b) the date on which Cedar Fair LP shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in Cedar Fair LP’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Revolving Commitments”: as defined in Section 3.15(a).

“Replacement Revolving Facility Amendment”: as defined in Section 3.15(c).

“Replacement Revolving Facility Effective Date”: as defined in Section 3.15(a).

“Replacement Revolving Lender”: as defined in Section 3.15(b).

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the Non-Defaulting Lenders holding more than 50% of the sum of (a) the aggregate Term Commitments then in effect or, if the Term Commitments have been fully utilized or terminated, the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the aggregate Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the aggregate Revolving Extensions of Credit then outstanding; provided that in the case of any Revolving Extensions of Credit made in Canadian Dollars, such amounts shall be valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination for purposes of this definition; provided further that the Loans, participations in L/C Obligations and unused Revolving Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of Cedar Fair LP, but in any event, with respect to financial matters, the chief financial officer of Cedar Fair LP.

“Restricted Payments”: as defined in Section 8.6.

“Reuters Screen CDOR Page”: the display designated as page CDOR on the Reuters Monitor Money Rates Service or such other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for Bankers’ Acceptances accepted by leading Canadian banks.

“Revolving Commitment Period”: in the case of the U.S. Revolving Commitments or Canadian Revolving Commitments, the period from and including the Closing Date to the latest Revolving Termination Date for any U.S. Revolving Commitments or Canadian Revolving Commitments, as applicable.

“Revolving Commitments”: collectively, the U.S. Revolving Commitments and the Canadian Revolving Commitments.

“Revolving Credit Facilities”: collectively, the U.S. Revolving Facility and the Canadian Revolving Facility.

“Revolving Credit Percentage”: a Lender’s Canadian Revolving Credit Percentage or U.S. Revolving Credit Percentage, as the context requires.

“Revolving Extensions of Credit”: at any time, the aggregate U.S. Revolving Extensions of Credit and Canadian Revolving Extensions of Credit.

“Revolving Lender”: each U.S. Revolving Lender and Canadian Revolving Lender.

“Revolving Loans”: collectively, the U.S. Revolving Loans and the Canadian Revolving Loans.

“Revolving Note”: as defined in Section 4.14(d).

“Revolving Termination Date”: (i) with respect to the U.S. Revolving Commitments and Canadian Revolving Commitments in effect on the Closing Date, the Initial Revolving Termination Date and (ii) with respect to the Replacement Revolving Commitments, the date specified in the applicable Replacement Revolving Facility Amendment.

“Schedule I Lender”: any Lender named on Schedule I to the Bank Act (Canada).

“Schedule II Lender”: any Lender named on Schedule II or Schedule III to the Bank Act (Canada).

“Schedule II Reference Lenders”: National City (Canadian Branch of National City Bank) and Fifth Third Bank.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Collateral Agent”: the collateral agent identified in the Second Lien Intercreditor Agreement.

“Second Lien Intercreditor Agreement”: an agreement, by and among the Collateral Agent, the Additional First Lien Collateral Agent, if any, the Second Lien Collateral Agent and the authorized representatives from time to time party thereto, in form and substance customary and reasonably satisfactory to the Collateral Agent and in any case, on terms no less favorable to the Lenders than the First Lien Intercreditor Agreement.

“Secured Parties”: the U.S. Secured Parties and the Canadian Secured Parties.

“Security Agreement (Canada)”: the Security Agreement executed and delivered by the Canadian Borrower, substantially in the form of Exhibit M.

“Security Documents”: the collective reference to the U.S. Security Documents, the Canadian Security Documents, the Mortgages, and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under the Loan Documents (including, without limitation, all financing statements filed in connection therewith, any intellectual property security agreements, blocked account agreements or control agreements that may be required to be delivered pursuant to this Agreement or any other Loan Document, and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document), any such document, agreement or instrument is amended, supplemented, replaced or otherwise modified from time to time.

“Senior Notes”: 9.125% Senior Unsecured Notes due 2018 pursuant to an Indenture dated as of July 29, 2010, by and among the Borrowers, the guarantors signatory thereto and The Bank of New York Mellon, as trustee.

“Senior Secured Leverage Ratio”: on any date, the ratio of (a) Total First Lien Senior Secured Debt as of the last day of such period most recently ended as of such date to (b) Consolidated EBITDA for such period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Senior Secured Leverage Ratio shall be determined for such period on a Pro Forma Basis.

“Series”: as defined in Section 2.4(b).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the

“present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Agreement”: as defined in the Guarantee and Collateral Agreement.

“Specified Hedge Agreement”: (a) the ISDA Master Agreement, together with the related schedules and confirmations, entered into between KeyBank National Association and the U.S. Borrower on June 23, 2006, and (b) any Hedge Agreement (i) entered into after the Closing Date by (A) any Loan Party and (B) any Qualified Counterparty, as counterparty and (ii) that has been designated by such Qualified Counterparty and any Loan Party, by notice to the Administrative Agent, as a Specified Hedge Agreement provided, that any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement except as provided in Section 11.14.

“Statutory Prior Claims”: claims for vacation pay, worker’s compensation, unemployment insurance, pension plan contributions, employee or non-resident withholding tax source deductions, unremitted goods and services or sales taxes, realty taxes (including utility charges which are collectible like realty taxes), customs duties or similar statutory obligations secured by a Lien on any Group Member’s assets.

“Subject Fiscal Year”: as defined in Section 4.2(d).

“Subordinated Debt”: any unsecured Indebtedness of Cedar Fair LP, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the date that is six months after the final maturity of the Term Loans (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the terms and conditions of which (including subordination provisions consistent with those prevailing in debt capital markets of the United States) are otherwise satisfactory to the Administrative Agent.

“Subordinated Debt Indenture”: the indenture pursuant to which any Subordinated Debt is issued.

“Subordinated Intercompany Note”: as defined in the Guarantee and Collateral Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Cedar Fair LP.

“Subsidiary Guarantor”: each wholly-owned U.S. or Canadian Subsidiary of Cedar Fair LP, other than any Excluded Foreign Subsidiary and any Subsidiary that is not a Material Subsidiary (provided that the aggregate assets of all such Subsidiaries that are not Material Subsidiaries and are not Subsidiary Guarantors shall not exceed ten percent (10%) of the consolidated assets of Cedar Fair LP and shall not represent more than ten percent (10%) of Consolidated EBITDA in any fiscal year) and any other Subsidiary that, at the option of the U.S. Borrower, issues a guarantee of the Obligations after the Closing Date.

“Successor”: as defined in Section 8.4(c).

“Swing Line Lender”: each of the U.S. Swing Line Lender and the Canadian Swing Line Lender.

“Swing Line Loan Maturity Date”: with respect to any Swing Line Loan, the earlier of (a) the date that is agreed to by the applicable Swing Line Lender and the applicable Borrower with respect to such Swing Line Loan, but in no event later than fifteen (15) days after the date such Swing Line Loan is made, and (b) the Revolving Termination Date for the applicable Revolving Credit Facility.

“Swing Line Loans”: collectively, the U.S. Swing Line Loans and the Canadian Swing Line Loans.

“Swing Line Sub Commitment”: (i) as to any U.S. Swing Line Lender, its U.S. Swing Line Sub Commitment and (ii) as to any Canadian Swing Line Lender, its Canadian Swing Line Sub Commitment.

“Taxes”: as defined in Section 4.10(a).

“Term Commitments”: the U.S. Term Commitments and any Incremental Term Commitment.

“Term Lender”: each U.S. Term Lender, each Incremental Term Lender, each Refinancing Term Lender and each Extending Term Lender.

“Term Loan Extension Amendment”: as defined in Section 2.5(c).

“Term Loans”: collectively, each U.S. Term Loan, each Incremental Term Loan, each Extended Term Loan and each Refinancing Term Loan.

“Term Note”: as defined in Section 4.14(d).

“Title Policy”: with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein, free and clear of all Liens other than Liens permitted pursuant to clauses (a), (b), (e), (h), (i), (k) and (m) of Section 8.3, in an amount not in excess of the fair market value of such Mortgaged Property and fixtures as determined by Cedar Fair LP in good faith as reasonably acceptable to the Collateral Agent, provided that the total value of all Title Policies, in the aggregate, shall not exceed the total amount of the Obligations.

“Total First Lien Senior Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Total Debt of Cedar Fair LP and its Subsidiaries outstanding at such date that consists of, without duplication, (i) Capital Lease Obligations and (ii) other Indebtedness of the type described in clauses (a) through (e), inclusive, of the definition of such term (other than Indebtedness in respect of the Revolving Loans) that in each case is then secured by Liens on property or assets of Cedar Fair LP or its Subsidiaries (other than (x) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby and (y) Liens that are expressly subordinated to the Liens securing the Obligations).

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan, a Canadian Prime Rate Loan, a BA Loan or a Eurodollar Loan.

“United States”: the United States of America.

“U.S. Borrower”: as defined in the preamble hereto.

“U.S. Co-Borrower”: as defined in the preamble to this Agreement.

“U.S. Facilities”: collectively, the U.S. Term Facility, the U.S. Revolving Facility, any Incremental Term Facility, any Extended Term Facility and any Refinancing Term Facility.

“U.S. Issuing Lender”: JPMorgan Chase Bank, N.A., or any other U.S. Revolving Lender from time to time designated by Cedar Fair LP as the U.S. Issuing Lender with the consent of such U.S. Revolving Lender and the Administrative Agent.

“U.S. L/C Obligations”: at any time, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding U.S. Letters of Credit and (b) the aggregate amount of drawings under the U.S. Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“U.S. L/C Participants”: with respect to any U.S. Letter of Credit, the collective reference to the U.S. Revolving Lenders other than the U.S. Issuing Lender that issued such U.S. Letter of Credit.

“U.S. L/C Sub Commitment”: $30,000,000.

“U.S. Lenders”: each of the U.S. Revolving Lenders, the U.S. Term Lenders and any Lender with an Incremental Term Loan, Extended Term Loan or Refinancing Term Loan.

“U.S. Letters of Credit”: as defined in Section 3.7(a).

“U.S. Loans”: each of the U.S. Revolving Loans, the U.S. Term Loans, any Incremental Term Loans and any Extended Term Loans or Refinancing Term Loans.

“U.S. Obligations”: the obligations of the U.S. Borrower and U.S. Co-Borrower to pay the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the U.S. Loans and U.S. Reimbursement Obligations (and the Canadian Revolving Loans made to the U.S. Borrower and Canadian Reimbursement Obligations of the U.S. Borrower) and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the U.S. Borrower or the U.S. Co-Borrower, whether or not a claim for post filing or post petition interest is allowed in such proceeding) the U.S. Loans, the U.S. Reimbursement Obligations (and the Canadian Revolving Loans made to the U.S. Borrower and Canadian Reimbursement Obligations of the U.S. Borrower) and all other obligations and liabilities of the U.S. Borrower or the U.S. Co-Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the U.S. Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the co-lead arrangers and bookrunners, to the Agents or to any Lender that are required to be paid by the U.S. Borrower or the U.S. Co-Borrower pursuant hereto or thereto) or otherwise.

“U.S. Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, in each case as and while located in the United States, including, without limitation, the Capital Stock of any Person formed and existing under the laws of the United States or any State or subdivision thereof.

“U.S. Refunded Swing Line Loans”: as defined in Section 3.4(b).

“U.S. Refunding Date”: as defined in Section 3.4(c).

“U.S. Reimbursement Obligations”: the Reimbursement Obligations owing by the U.S. Borrower.

“U.S. Revolving Commitment”: as to any U.S. Revolving Lender, the obligation of such Lender, if any, to make U.S. Revolving Loans and participate in U.S. Swing Line Loans and U.S. Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “U.S. Revolving Commitment” under such Lender’s name on (i) on Schedule 1.2 or (ii) as the case may be, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including pursuant to Section 2.6). The aggregate amount of U.S. Revolving Commitments as of the Closing Date is Two Hundred Forty Five Million Dollars ($245,000,000). For the avoidance of doubt, all Replacement Revolving Commitments in favor of the U.S. Borrower (and not in favor of both the U.S. Borrower and the Canadian Borrower) shall constitute “U.S. Revolving Commitments” for all purposes of this Agreement.

“U.S. Revolving Credit Percentage”: as to any U.S. Revolving Lender at any time, the percentage which such Lender’s U.S. Revolving Commitment then constitutes of the aggregate U.S. Revolving Commitments (or, at any time after the U.S. Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s U.S. Revolving Extensions of Credit then outstanding constitutes of the amount of the aggregate U.S. Revolving Extensions of Credit then outstanding); provided that in the case of Section 4.16 when a Defaulting Lender shall exist, “U.S. Revolving Credit Percentage” shall mean the percentage of the total U.S. Revolving Commitments (disregarding any Defaulting Lender’s U.S. Revolving Commitment) represented by such Lender’s U.S. Revolving Commitment.

“U.S. Revolving Extensions of Credit”: as to any U.S. Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all U.S. Revolving Loans made by such Lender then outstanding, (b) such Lender’s U.S. Revolving Credit Percentage of the U.S. L/C Obligations then outstanding and (c) such Lender’s U.S. Revolving Credit Percentage of the U.S. Swing Line Loans then outstanding.

“U.S. Revolving Facility”: as defined in the definition of “Facility” in this Section 1.1.

“U.S. Revolving Lender”: each Lender that has a U.S. Revolving Commitment or that is the holder of U.S. Revolving Loans, including institutions that, in separate capacities, serve as the U.S. Issuing Lender.

“U.S. Revolving Loans”: as defined in Section 3.1(a).

“U.S. Secured Parties”: the collective reference to the Lenders under the U.S. Facilities, the Agents, the Qualified Counterparties under Specified Agreements entered into by the U.S. Borrower, the U.S. Co-Borrower or any Subsidiary Guarantor, the U.S. Issuing Lenders and the U.S. Swing Line Lenders.

“U.S. Security Documents”: collectively, (a) the Guarantee and Collateral Agreement, (b) all other documents delivered to the Collateral Agent granting or perfecting a Lien on U.S. Property of any Person, including, without limitation, all financing statements filed in connection therewith, any intellectual property security agreements, blocked account agreements or control agreements that may be required to be delivered pursuant to this Agreement or any other Loan Document with respect to such U.S. Property, and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on such U.S. Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document and (c) to the extent such agreements become effective, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.

“U.S. Swing Line Lender”: JPMorgan Chase Bank, N.A., and each other Lender that has a U.S. Swing Line Sub Commitment or that is a holder of U.S. Swing Line Loans; provided, that there shall be no more than one U.S. Swing Line Lender at any time.

“U.S. Swing Line Loans”: as defined in Section 3.3(a)

“U.S. Swing Line Participation Amount”: as defined in Section 3.4(c).

“U.S. Swing Line Sub Commitment”: the obligation of the U.S. Swing Line Lender to make U.S. Swing Line Loans pursuant to Section 3.4 in an aggregate principal amount at any one time outstanding not to exceed Thirty Million Dollars ($30,000,000).

“U.S. Term Commitment”: as to any U.S. Term Lender, the obligation of such Lender, if any, to make a U.S. Term Loan in an aggregate principal amount not to exceed the amount set forth (i) under the heading “U.S. Term Commitment” opposite such Lender’s name on Schedule 1.2 or (ii) in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of U.S. Term Commitments as of the Closing Date is One Billion One Hundred Seventy-Five Million Dollars ($1,175,000,000).

“U.S. Term Facility”: as defined in the definition of “Facility” in this Section 1.1.

“U.S. Term Facility Maturity Date”: as defined in Section 2.3(a).

“U.S. Term Lender”: each Lender that has a U.S. Term Commitment or that is the holder of U.S. Term Loans.

“U.S. Term Loans”: as defined in Section 2.1(a).

“USA Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Yield”: for any Term Loan on any date on which any “Yield” is required to be calculated hereunder will be the internal rate of return on such Term Loan determined by the Administrative Agent in consultation with the U.S. Borrower utilizing (a) the greater of (i) if applicable, any “LIBOR floor” applicable to such Term Loan on such date and (ii) the forward LIBOR curve (calculated on a quarterly basis) as calculated by the Administrative Agent in accordance with its customary practice during the period from such date to the earlier of (x) the date that is four years following such date and (y) the maturity date of such Term Loan; (b) the Applicable Margin for such Term Loan on such date (other than any component thereof in the form of a “LIBOR floor” which shall be determined pursuant to clause (a) above); and (c) the issue price of such Term Loan (after giving effect to any original issue discount or upfront fees paid to the market in respect of such Term Loan calculated based on an assumed four year average life to maturity).

1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either Cedar Fair LP notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, or if the Administrative Agent notifies Cedar Fair LP that the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(f) Unless the context requires otherwise, for purposes of interpreting the definitions herein and the provisions of Sections 7, 8 and 9, references to amounts denominated in Dollars shall be deemed to refer to the aggregate of, to the extent applicable to Cedar Fair LP and/or its Subsidiaries in question, (i) Dollars, (ii) the Dollar Equivalent of Canadian Dollars and (iii) the equivalent in Dollars of other foreign currencies.

1.3. Joint and Several Liability of Borrowers for Term Loans. All Term Loans made hereunder are made to or for the mutual benefit, directly and indirectly, of the Borrowers, collectively, and in consideration of the agreement of each Borrower to accept joint and several liability for the Obligations with respect to the Term Loans. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several and direct and primary liability for the full payment when due and performance of all Obligations in respect of the Term Loans and each such Borrower agrees that such liability is independent of the duties, obligations and liabilities of each of the joint and several Borrowers. In furtherance of the foregoing, each of the Borrowers, jointly and severally, absolutely and unconditionally guarantees to the Administrative Agent, the Collateral Agent, the Lenders and the other Secured Parties the full payment and performance when due of all the Obligations in respect of the Term Loans.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

2.1. Term Commitments. Subject to the terms and conditions hereof, each U.S. Term Lender severally agrees to make a term loan to the Borrowers in Dollars (each, a “U.S. Term Loan”) on the Closing Date in an amount not to exceed the amount of the U.S. Term Commitment of such Lender. The U.S. Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the U.S. Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3. Amounts repaid under the U.S. Term Facility may not be reborrowed.

2.2. Procedure for Term Loan Borrowing.

(a) The Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the U.S. Term Lenders make U.S. Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each U.S. Term Lender thereof.

(b) Not later than 1:00 P.M., New York City time, on the Closing Date, each U.S. Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the U.S. Term Loan or U.S. Term Loans to be made by such U.S. Term Lender. The Administrative Agent shall credit the account of the Borrowers on the books of such office of the

Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the U.S. Term Lenders in immediately available funds.

(c) The procedures for the funding of Refinancing Term Loans shall be as set forth in the applicable Refinancing Term Loan Amendment and the procedures for the funding of Incremental Term Loans shall be as set forth in the applicable Incremental Amendment.

2.3. Repayment of Term Loans.

(a) The U.S. Term Loans shall mature in 25 consecutive installments, commencing on September 30, 2010, each of which shall be in an aggregate amount equal to the amount set forth below opposite such installment, with the remaining balance to be repaid on December 15, 2016 (the “U.S. Term Facility Maturity Date”) (each such scheduled repayment reduced on a pro rata basis to the extent any U.S. Term Loans are converted to Extended Term Loans):

INSTALLMENT	PRINCIPAL AMOUNT
September 30, 2010	$2,937,500
December 31, 2010	$2,937,500
March 31, 2011	$2,937,500
June 30, 2011	$2,937,500
September 30, 2011	$2,937,500
December 31, 2011	$2,937,500
March 31, 2012	$2,937,500
June 30, 2012	$2,937,500
September 30, 2012	$2,937,500
December 31, 2012	$2,937,500
March 31, 2013	$2,937,500
June 30, 2013	$2,937,500
September 30, 2013	$2,937,500
December 31, 2013	$2,937,500
March 31, 2014	$2,937,500
June 30, 2014	$2,937,500
September 30, 2014	$2,937,500
December 31, 2014	$2,937,500
March 31, 2015	$2,937,500
June 30, 2015	$2,937,500
September 30, 2015	$2,937,500
December 31, 2015	$2,937,500
March 31, 2016	$2,937,500
June 30, 2016	$2,937,500
September 30, 2016	$2,937,500
U.S. Term Facility Maturity Date	Entire remaining principal amount of U.S. Term Loans

(b) The Refinancing Term Loans of any Series shall mature as provided in the applicable Refinancing Term Loan Amendment.

(c) The Extended Term Loans of any Extension Series shall mature as provided in the applicable Extended Term Loan Amendment.

(d) The Incremental Term Loans of any Incremental Series shall mature as provided in the applicable Incremental Amendment.

2.4. Refinancing Term Loans.

(a) The Borrowers may by written notice to Administrative Agent elect to request the establishment of one or more additional tranches of term loans denominated in Dollars under this Agreement (“Refinancing Term Loans”) to refinance outstanding U.S. Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrowers propose that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 6.2 shall be satisfied;

(ii) such Refinancing Term Loans shall mature no earlier than, and the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the U.S. Term Loans at the time of such refinancing (or if longer, shall have a minimum Weighted Average Life to Maturity required pursuant to any previously established Refinancing Term Loan Amendment or Term Loan Extension Amendment);

(iii) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees and interest rates which shall be as agreed between the applicable Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to the then outstanding Term Loans except to the extent such covenants and other terms apply solely to any period after the latest final maturity of the Term Loans and Revolving Commitments in effect on the Refinancing Effective Date immediately prior to the borrowing of such Refinancing Term Loans;

(iv) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be requested by the Collateral Agent; and

(v) the Net Cash Proceeds of the Refinancing Term Loans shall be applied to the repayment of the then outstanding U.S. Term Loans in accordance with Section 4.2(b).

(b) The Borrowers may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 11.6 to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Series of Refinancing Term Loans made to the Borrowers.

(c) The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrowers, the Administrative Agent and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (which shall not require the consent of any other Lender). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

2.5. Extended Term Loans.

(a) The Borrowers may at any time and from time to time request that all or a portion of the Term Loans under any Facility (an “Existing Term Loan Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.5. In order to establish any Extended Term Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established which shall be identical to the Term Loans under the Existing Term Loan Facility from which such Extended Term Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Facility to the extent provided in the applicable Term Loan Extension Amendment;

(ii) the interest margins with respect to the Extended Term Loans may be different than the interest margins for the Term Loans of such Existing Term Loan Facility and upfront fees may be paid to the Extending Term Lenders, in each case, to the extent provided in the applicable Term Loan Extension Amendment;

(iii) the Term Loan Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest final maturity of the Term Loans and Revolving Commitments in effect on the effective date of the Term Loan Extension Amendment immediately prior to the establishment of such Extended Term Loans; and

(iv) no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Facility from which they were converted are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Term Loans under such Existing Term Loan Facility.

Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series (an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans converted from an Existing Term Loan Facility may, to the extent provided in the applicable Term Loan Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Facility.

(b) The Borrowers shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Facility are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Facility converted into Extended Term Loans pursuant to any Extension Request. Any Lender (an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Facility subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Facility which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans under the Existing Term Loan Facility subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.

(c) Extended Term Loans shall be established pursuant to an amendment (a “Term Loan Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending

Term Lender providing an Extended Term Loan thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each Term Loan Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Term Loan Extension Amendment, the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be requested by the Collateral Agent.

2.6. Incremental Commitments.

(a) The Borrowers may, by written notice to the Administrative Agent from time to time, request (x) Incremental Term Loan Commitments in an amount not to exceed $350,000,000 in the aggregate so long as (I) on a Pro Forma Basis the U.S. Borrower is in compliance with the covenants set forth in Section 8.1, as of the most recently completed period for which the financial statements required by Section 7.1(a) and (b) were required to be delivered and (II) on a Pro Forma Basis, the Senior Secured Leverage Ratio shall not exceed 3.00 to 1.00 on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1, in each case, from one or more Incremental Term Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their own discretion and/or (y) an increase in the Canadian Revolving Commitments and or the U.S. Revolving Commitments in an aggregate amount not to exceed $15,000,000; provided that:

(i) before and after giving effect to the borrowing of such Incremental Term Loans on the date such Incremental Term Loans are borrowed or the increase in such Canadian Revolving Commitments or U.S. Revolving Commitments on the date such Revolving Commitments become effective (the “Increased Amount Date”) each of the conditions set forth in Section 6.2 shall be satisfied;

(ii) in the case of (x) Incremental Term Loans, such Incremental Term Loans shall mature no earlier than, and the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than, the then remaining Weighted Average Life to Maturity of, the Term Loans under any then outstanding Facility at the time of such refinancing and (y) increases in the Canadian Revolving Commitments or U.S. Revolving Commitments, such increased commitments shall have the same terms and conditions (other than upfront fees) as any previously established Canadian Revolving Commitments or U.S. Revolving Commitments, as the case may be, selected by the Company;

(iii) in the case of Incremental Term Loans, all other terms applicable to such Incremental Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and, subject to clause (ii) above, amortization which shall be as agreed between the applicable Borrower and the Lenders providing such Incremental Term Loans) shall be substantially identical to, or less favorable to the Lenders providing such Incremental Term Loans than, those applicable to the then outstanding Term Loans except to the extent such covenants and other terms apply solely to any period after the latest final maturity of the Term Loans and Revolving Commitments in effect on the Increased Amount Date immediately prior to the borrowing of such Incremental Term Loans;

(iv) in the case of Incremental Term Loans, if the Yield on any Incremental Term Loans exceeds the Yield on the U.S. Term Loans by more than 25 basis points, then the Applicable Margin for the U.S. Term Loans shall be increased to the extent necessary so that the Yield on the U.S. Term Loans is 25 basis points less than the Yield on such Incremental Term Loans;

(v) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Incremental Term Lenders and/or Lenders providing increased Canadian Revolving Commitments or U.S. Revolving Commitments, as the case may be, are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be requested by the Collateral Agent; and

(vi) the Incremental Term Loans and extensions of credit pursuant to any increase in the Canadian Revolving Commitments or U.S. Revolving Commitments shall rank pari passu in right of payment and pari passu or, in the case of Incremental Term Loans, junior in right of security with the Term Loans and the Revolving Loans; provided that if any Incremental Term Loan is junior in right of security with the Term Loans and the Revolving Loans, such Incremental Loan shall be governed by a second lien credit agreement, the effectiveness of which shall be conditioned upon, among other things, the entering into of a Second Lien Intercreditor Agreement.

(b) The Borrowers may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 11.6 (including consent, if applicable, from the Administrative Agent and applicable Issuing Lender or Swing Line Lender required by Section 11.6(b)(i)) to provide all or a portion of the Incremental Term Loans (an “Incremental Term Lender”) or increases in the Canadian Revolving Commitments or U.S. Revolving Commitments; provided that any Lender offered or approached to provide all or a portion of the Incremental Term Loans, Canadian Revolving Commitments or U.S. Revolving Commitments may elect or decline, in its sole discretion, to provide an Incremental Term Loan or additional Canadian Revolving Commitment or U.S. Revolving Commitment. Any Incremental Term Loans made on any Increased Amount Date shall be designated an incremental series (an “Incremental Series”) of Incremental Term Loans for all purposes of this Agreement; provided that any Incremental Term Loans may, to the extent provided in the applicable Incremental Amendment, be designated as an increase in any previously established Incremental Series of Incremental Term Loans made to the Borrowers.

(c) The Incremental Term Loans and any increases in the Canadian Revolving Commitments or U.S. Revolving Commitments shall be established pursuant to an amendment to this Agreement among the Borrowers, the Administrative Agent and the Incremental Term Lenders providing such Incremental Term Loans or such additional Canadian Revolving Commitments or U.S. Revolving Commitments (an “Incremental Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (which shall not require the consent of any other Lender). Each Incremental Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments.

(a) Subject to the terms and conditions hereof (including Section 7.12), each U.S. Revolving Lender severally agrees to make revolving credit loans in Dollars (“U.S. Revolving Loans”) to the U.S. Borrower from time to time during the Revolving Commitment Period for the U.S. Revolving Facility in an aggregate principal amount at any one time outstanding which, when added to such Lender’s U.S. Revolving Credit Percentage of the sum of (i) the U.S. L/C Obligations then outstanding and (ii) the aggregate principal amount of the U.S. Swing Line Loans then outstanding, does not exceed the amount of such Lender’s U.S. Revolving Commitment then in effect. During the Revolving Commitment Period for the U.S. Revolving Facility the U.S. Borrower may use the U.S. Revolving Commitments by borrowing, prepaying and reborrowing the U.S. Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The U.S. Revolving Loans may be made only in Dollars and may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the U.S. Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3; provided that no U.S. Revolving Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Termination Date for any then outstanding U.S. Revolving Commitments under the U.S. Revolving Facility.

(b) Subject to the terms and conditions hereof (including Section 7.12), each Canadian Revolving Lender severally agrees to make revolving credit loans in Dollars or Canadian Dollars (“Canadian Revolving Loans”), as specified by the Canadian Borrower or the U.S. Borrower, to the Canadian Borrower or the U.S. Borrower, respectively, from time to time during the Revolving Commitment Period for the Canadian Revolving Facility in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Canadian Revolving Credit Percentage of the sum of (i) the Canadian L/C Obligations then outstanding and (ii) the aggregate principal amount of the Canadian Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Canadian Revolving Commitment then in effect (provided that in the case of any Canadian Revolving Extensions of Credit made in Canadian Dollars, such amounts shall be valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination). During the Revolving Commitment Period for the Canadian Revolving Facility the Canadian Borrower and the U.S. Borrower may use the Canadian Revolving Commitments by borrowing, prepaying and reborrowing the Canadian Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Canadian Revolving Loans may be made from time to time by way of (i) BA Loans or Canadian Prime Rate Loans, in Canadian Dollars only or (ii) Eurodollar Loans or Base Rate Loans, in Dollars only, as determined by the Canadian Borrower or the U.S. Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3, provided that no Canadian Revolving Loan shall be made as a BA Loan or a Eurodollar Loan after the day that is one month prior to the Revolving Termination Date for any then outstanding Canadian Revolving Commitments under the Canadian Revolving Facility.

(c) The U.S. Borrower shall repay to the Administrative Agent for the ratable benefit of the applicable U.S. Revolving Lenders all U.S. Revolving Loans made pursuant to any U.S. Revolving Commitment on the Revolving Termination Date for such U.S. Revolving Commitment. The Canadian Borrower and the U.S. Borrower shall repay to the Administrative Agent for the ratable benefit of the applicable Canadian Revolving Lenders all Canadian Revolving Loans made to such Borrower pursuant to any Canadian Revolving Commitment on the Revolving Termination Date for such Canadian Revolving Commitment.

3.2. Procedure for Revolving Loan Borrowing.

(a) The U.S. Borrower may borrow under the U.S. Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the U.S. Borrower shall give the Administrative Agent an irrevocable Borrowing Notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of U.S. Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the U.S. Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available U.S. Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that (x) the U.S. Swing Line Lender may request, on behalf of the U.S. Borrower, borrowings under the U.S. Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the U.S. Borrower, the Administrative Agent shall promptly notify each U.S. Revolving Lender thereof. Subject to the terms and conditions hereof, each U.S. Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the U.S. Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the U.S. Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the U.S. Borrower by the Administrative Agent wiring (pursuant to instructions theretofore delivered to the Administrative Agent by the U.S. Borrower) the aggregate of the amounts made available to the Administrative Agent by the U.S. Revolving Lenders and in like funds as received by the Administrative Agent.

(b) The Canadian Borrower or the U.S. Borrower may borrow under the Canadian Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Canadian Borrower or the U.S. Borrower shall give the Administrative Agent a Borrowing Notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, Toronto time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, (b) two Business Days prior to the requested Borrowing, in the case of BA Loans, or (c) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans and Canadian Prime Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans or Canadian Prime Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 9:00 A.M., Toronto time, on the date of the proposed borrowing), specifying (i) the amount and Type of Canadian Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans and BA Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Canadian Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans or Canadian Prime Rate Loans, $1,000,000 or C$1,000,000, respectively, or a whole multiple thereof (or, if the then aggregate Available Canadian Revolving Commitments are less than $1,000,000 or the Dollar Equivalent at such time of C$1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans or BA Loans, $1,000,000 or C$1,000,000, respectively, or a whole multiple of $1,000,000 or C$1,000,000, respectively, in excess thereof; provided, that (x) the Canadian Swing Line Lender may request, on behalf of the Canadian Borrower or the U.S. Borrower, borrowings under the Canadian Revolving Commitments that are Base Rate Loans or Canadian Prime Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans or Canadian Prime Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Canadian Borrower or the U.S. Borrower, the Administrative Agent shall promptly notify each Canadian Revolving Lender thereof. Subject to the terms and conditions hereof, each Canadian Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Canadian Borrower or the U.S. Borrower at the Canadian Payment Office prior to 12:00 Noon, Toronto time, on the Borrowing Date requested by the Canadian Borrower or the U.S. Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Canadian Borrower or the U.S. Borrower by the Administrative Agent wiring (pursuant to instructions theretofore delivered to the Administrative Agent by Cedar Fair LP) the aggregate of the amounts made available to the Administrative Agent by the Canadian Revolving Lenders and in like funds as received by the Administrative Agent.

(c) BA Loans under the Canadian Revolving Facility:

(i) Discount Rate. On each Borrowing Date on which Bankers’ Acceptances are to be accepted, the Administrative Agent shall advise the Canadian Borrower and the U.S. Borrower as to the Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances, which Bankers’ Acceptances, subject to the terms and conditions of this Agreement, shall be accepted by each Canadian Revolving Lender under the Canadian Revolving Facility that is permitted by law to accept and purchase Bankers’ Acceptances.

(ii) Purchase. Each Canadian Revolving Lender shall purchase the Bankers’ Acceptances accepted by it at the applicable Discount Rate. The relevant Canadian Revolving Lender shall provide to the Administrative Agent on the Borrowing Date the Discount Proceeds less the Acceptance Fee payable by the Canadian Borrower or the U.S. Borrower with respect to the relevant Bankers’ Acceptances.

(iii) Sale. Each Canadian Revolving Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(iv) Power of Attorney for the Execution of Bankers’ Acceptances. To facilitate the issuance of Bankers’ Acceptances, each of the Canadian Borrower and the U.S. Borrower hereby appoints each Canadian Revolving Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Revolving Lender, blank forms of Bankers’ Acceptances. In this respect, it is each Canadian Revolving Lender’s responsibility to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. Each of the Canadian Borrower and the U.S. Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Canadian Revolving Lender in accordance with the provisions of this Agreement shall bind each of the Canadian Borrower and the U.S. Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower and the U.S. Borrower. Each Canadian Revolving Lender is hereby authorized to issue such Bankers’ Acceptance endorsed in blank in such face amounts as may be determined by such Canadian Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Canadian Revolving Lender. No Canadian Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except to the extent caused by the gross negligence or willful misconduct of such Lender or its officers, employees, agents or representatives. Each Canadian Revolving Lender shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Canadian Revolving Lender agrees to provide such records to the Canadian Borrower and the U.S. Borrower at the Canadian Borrower’s and the U.S. Borrower’s expense upon request.

(v) Execution. Drafts drawn by the Canadian Borrower or the U.S. Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or the U.S. Borrower or by their attorneys in fact, including attorneys in fact appointed pursuant to this Section 3.2. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower or the U.S. Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Canadian Borrower and the U.S. Borrower.

(vi) Issuance. The Administrative Agent, promptly following receipt of a Borrowing Notice for a BA Loan, shall advise the Canadian Revolving Lenders of the notice and shall advise each such Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Interest Period (which shall be identical for all Canadian Revolving Lenders in respect of such BA Loan). The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Revolving Lender shall be determined by the Administrative Agent by reference to such Lender’s Canadian Revolving Credit Percentage of the BA Loan, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Revolving Lender would not be C$100,000 or a whole multiple thereof, the face amount shall be increased or reduced by such Agent in its sole discretion to C$100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance (i) under the Canadian Revolving Facility, no Canadian Revolving Lender shall have aggregate outstanding Canadian Revolving Extensions of Credit in excess of its Canadian Revolving Commitment and (ii) the aggregate amount of Canadian Revolving Extensions of Credit then outstanding together with the U.S. Revolving Extensions of Credit then outstanding and any Replacement Revolving Extensions of Credit then outstanding shall not exceed the U.S. Revolving Commitment.

(vii) Waiver of Presentment and Other Conditions. Each of the Canadian Borrower and the U.S. Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Revolving Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Canadian Revolving Lender in its own right and each of the Canadian Borrower and the U.S. Borrower agrees not to claim any days of grace if such Canadian Revolving Lender as holder sues the Canadian Borrower or the U.S. Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower or the U.S. Borrower thereunder.

(viii) BA Equivalent Loans by Non-BA Lenders. Whenever the Canadian Borrower or the U.S. Borrower requests a Canadian Revolving Loan under this Agreement by way of Bankers’ Acceptances, each Non-BA Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to, in the case of a Canadian Revolving Loan, the Non-BA Lender’s Canadian Revolving Credit Percentage of the Canadian Revolving Loan.

(ix) Terms Applicable to Discount Notes. As set out in the definition of “Bankers’ Acceptances”, that term includes Discount Notes and all terms of this Agreement applicable to BA Loans shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty: (a) the term of a Discount Note shall be the same as the Interest Period for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same Canadian

Revolving Loan; (b) an Acceptance Fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and (c) the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Schedule II Lender on the same Borrowing Date, as the case may be, in respect of the same Canadian Revolving Loan.

(x) Depository Bills and Notes Act. At the option of any Canadian Revolving Lender, Bankers’ Acceptances under this Agreement to be accepted by such Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 3.2.

(xi) Prepayments and Mandatory Payments. If at any time any Bankers’ Acceptances are to be paid prior to their maturity, the Canadian Borrower or the U.S. Borrower, as applicable, shall be required to deposit the amount of such prepayment in an interest bearing cash collateral account until the date of maturity of those Bankers’ Acceptances, with interest earned thereon at the prevailing rates for deposits of comparable amount and term, being for the credit of the Canadian Borrower or the U.S. Borrower, as applicable. The cash collateral account shall be under the sole control of the Administrative Agent. Except as contemplated by this Section 3.2, neither the Canadian Borrower, the U.S. Borrower nor any Person claiming on behalf of the Canadian Borrower or the U.S. Borrower shall have any right to any of the cash in the cash collateral account. The Administrative Agent shall apply the cash held in the cash collateral account to the face amount of those Bankers’ Acceptances at maturity whereupon any cash remaining in the cash collateral account shall be released by the Administrative Agent to the Canadian Borrower or the U.S. Borrower, as applicable.

(xii) Market for Bankers’ Acceptances. If at any time or from time to time there no longer exists a market for Bankers’ Acceptances, the relevant Canadian Revolving Lenders shall so advise the Administrative Agent and any such Canadian Revolving Lenders shall not be obliged to accept drafts of the Canadian Borrower or the U.S. Borrower presented to such Lenders pursuant to the provisions of this Agreement. In such event, the Canadian Borrower’s or the U.S. Borrower’s option to request BA Loans shall thereupon be suspended upon notice by the Administrative Agent to the Canadian Borrower or the U.S. Borrower, until such time as the Administrative Agent has determined that the circumstances having given rise to such suspension no longer exist, in respect of which determination the Administrative Agent shall advise the Canadian Borrower or the U.S. Borrower within a reasonable period of time after making such determination.

3.3. Swing Line Sub Commitment.

(a) Subject to the terms and conditions hereof, the U.S. Swing Line Lender agrees to make a portion of the credit otherwise available to the U.S. Borrower under the U.S. Revolving Commitments from time to time during the Revolving Commitment Period for the U.S. Revolving Facility by making swing line loans (“U.S. Swing Line Loans”) to the U.S. Borrower; provided that (i) the aggregate principal amount of U.S. Swing Line Loans outstanding at any time shall not exceed the U.S. Swing Line Sub Commitment then in effect as reduced by paragraph (c) of this section (notwithstanding that the U.S. Swing Line Loans outstanding at any time, when aggregated with the U.S. Swing Line Lender’s other outstanding U.S. Revolving Loans hereunder, may exceed the U.S. Swing Line Sub Commitment then in effect) and (ii) the U.S. Borrower shall not request, and the U.S. Swing Line Lender shall not make, any U.S. Swing Line Loan if, after giving effect to the making of such U.S. Swing Line Loan, the aggregate amount of the Available U.S. Revolving Commitments would be less than zero. During the Revolving Commitment Period for the U.S. Revolving Facility, the U.S. Borrower may use the U.S. Swing Line Sub Commitment by borrowing, repaying and reborrowing U.S. Swing Line Loans, all in accordance with the terms and conditions hereof. The U.S. Borrower in Dollars shall pay interest on the unpaid principal amount of each U.S. Swing Line Loan outstanding from time to time from the date thereof until paid at the highest rate then applicable to Base Rate Loans under the U.S. Revolving Facility. Interest on each U.S. Swing Line Loan shall be payable on the Swing Line Loan Maturity Date applicable thereto. Each U.S. Swing Line Loan shall bear interest for a minimum of one day.

(b) The U.S. Borrower shall repay all outstanding U.S. Swing Line Loans on the Swing Line Loan Maturity Date applicable to such U.S. Swing Line Loan.

(c) Subject to the terms and conditions hereof, the Canadian Swing Line Lender agrees to make a portion of the credit otherwise available to the Canadian Borrower or the U.S. Borrower under the Canadian Revolving Commitments from time to time during the Revolving Commitment Period for the Canadian Revolving Facility by making swing line loans (“Canadian Swing Line Loans”) to such Borrower; provided that (i) the aggregate principal amount of Canadian Swing Line Loans outstanding at any time shall not exceed the Canadian Swing Line Sub Commitment then in effect (notwithstanding that the Canadian Swing Line Loans outstanding at any time, when aggregated with the Canadian Swing Line Lender’s other outstanding Canadian Revolving Loans hereunder, may exceed the Canadian Swing Line Sub Commitment then in effect) and (ii) neither the Canadian Borrower nor the U.S. Borrower shall request, and the Canadian Swing Line Lender shall not make, any Canadian Swing Line Loan if, after giving effect to the making of such Canadian Swing Line Loan, the aggregate amount of the Available Canadian Revolving Commitments would be less than zero (in the case of clauses (i) and (ii) above, any Canadian Swing Line Loans made in Canadian Dollars to be valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination). During the Revolving Commitment Period for the Canadian Revolving Facility, each of the Canadian Borrower and the U.S. Borrower may use the Canadian Swing Line Sub Commitment by borrowing, repaying and reborrowing Canadian Swing Line Loans, all in accordance with the terms and conditions hereof. Each of the Canadian Borrower and the U.S. Borrower shall pay interest on the unpaid principal amount of each Canadian Swing Line Loan borrowed by it outstanding from time to time from the date thereof until paid at the Canadian Prime Rate (for Canadian Swing Line Loans denominated in Canadian Dollars) or the Base Rate (for Canadian Swing Line Loans denominated in Dollars), as applicable, plus the Applicable Margin for Base Rate Canadian Revolving Loans. Interest on each Canadian Swing Line Loan shall be payable on the Swing Line Loan Maturity Date applicable thereto. Canadian Swing Line Loans shall be Canadian Prime Rate Loans or Base Rate Loans only.

(d) Each of the Canadian Borrower and the U.S. Borrower shall repay all outstanding Canadian Swing Line Loans borrowed by it on the Swing Line Loan Maturity Date applicable to such Canadian Swing Line Loan.

3.4. Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.

(a) Whenever the U.S. Borrower desires that the U.S. Swing Line Lender make U.S. Swing Line Loans the U.S. Borrower shall give the U.S. Swing Line Lender irrevocable telephonic notice confirmed promptly in writing with a copy to the Administrative Agent (which telephonic notice must be received by the U.S. Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period for the U.S. Revolving Facility). Each borrowing under the U.S. Swing Line Sub Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of U.S. Swing Line Loans, the U.S. Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the U.S. Swing Line Loan to be made by the U.S. Swing Line Lender. The Administrative Agent shall make the proceeds of such U.S. Swing Line Loan available to the U.S. Borrower on such Borrowing Date by depositing such proceeds in an account of the U.S. Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The U.S. Swing Line Lender, at any time and from time to time in its sole and absolute discretion may (and on the Swing Line Loan Maturity Date, shall), on behalf of the U.S. Borrower (which hereby irrevocably directs the U.S. Swing Line Lender to act on its behalf), on one Business Day’s notice given by the U.S. Swing Line Lender to the Administrative Agent no later than 12:00 Noon, New York City time, request each U.S. Revolving Lender to make, and each U.S. Revolving Lender hereby agrees to make, a U.S. Revolving Loan (which shall initially be a Base Rate Loan), in an amount equal to such U.S. Revolving Lender’s U.S. Revolving Credit Percentage of the aggregate amount of the U.S. Swing Line

Loans (the “U.S. Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the U.S. Swing Line Lender. Each U.S. Revolving Lender shall make the amount of such U.S. Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such U.S. Revolving Loans shall be immediately made available by the Administrative Agent to the U.S. Swing Line Lender for application by the U.S. Swing Line Lender to the repayment of the U.S. Refunded Swing Line Loans. The U.S. Borrower and any Group Member which has guaranteed the U.S. Borrower’s Obligations irrevocably authorize the U.S. Swing Line Lender to charge such Person’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such U.S. Refunded Swing Line Loans to the extent amounts received from the U.S. Revolving Lenders are not sufficient to repay in full such U.S. Refunded Swing Line Loans.

(c) If prior to the time a U.S. Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the U.S. Borrower or if for any other reason, as determined by the U.S. Swing Line Lender in its sole discretion, U.S. Revolving Loans may not be made as contemplated by Section 3.4(b), each U.S. Revolving Lender shall, on the date such U.S. Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “U.S. Refunding Date”), purchase for cash an undivided participating interest in the then outstanding U.S. Swing Line Loans by paying to the U.S. Swing Line Lender an amount (the “U.S. Swing Line Participation Amount”) equal to (i) such U.S. Revolving Lender’s U.S. Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of U.S. Swing Line Loans then outstanding that were to have been repaid with such U.S. Revolving Loans.

(d) Whenever, at any time after the U.S. Swing Line Lender has received from any U.S. Revolving Lender such U.S. Lender’s U.S. Swing Line Participation Amount, the U.S. Swing Line Lender receives any payment on account of the U.S. Swing Line Loans, the U.S. Swing Line Lender will distribute to such Lender a pro rata portion thereof based upon its U.S. Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all U.S. Swing Line Loans then due); provided, however, that in the event that such payment received by the U.S. Swing Line Lender is required to be returned, such U.S. Revolving Lender will return to the U.S. Swing Line Lender any portion thereof previously distributed to it by the U.S. Swing Line Lender.

(e) Each U.S. Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such U.S. Revolving Lender or the U.S. Borrower may have against the U.S. Swing Line Lender, the U.S. Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the U.S. Borrower or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by the U.S. Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Each of the Canadian Borrower and the U.S. Borrower may borrow under the Canadian Swing Line Sub Commitment on any Business Day during the Revolving Commitment Period for the Canadian Revolving Facility, provided, such Borrower shall give the Canadian Swing Line Lender irrevocable written notice (which written notice must be received by the Canadian Swing Line Lender not later than 10:00 A.M., Toronto time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Canadian Swing Line Sub Commitment shall be in an amount equal to $500,000 or C$500,000 or a whole multiple of $100,000 or C$100,000 in excess thereof. Not later than 3:00 P.M., Toronto time, on the Borrowing Date specified in the borrowing notice in respect of any Canadian Swing Line Loan, the Canadian Swing Line Lender shall make available to the Administrative Agent at the Canadian Payment Office an amount in immediately available funds equal to the amount of such Canadian Swing Line Loan. The Administrative Agent shall make the proceeds of such Canadian Swing Line Loan available to the Canadian Borrower or the U.S. Borrower requesting such Loan on such Borrowing Date by depositing such proceeds in an account of such Borrower with a financial institution designated by such Borrower in immediately available funds.

(g) The Canadian Swing Line Lender, at any time and from time to time in its sole and absolute discretion may (and on the Swing Line Loan Maturity Date, shall), on behalf of each of the Canadian Borrower and the U.S. Borrower (which hereby irrevocably directs the Canadian Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Canadian Swing Line Lender to the Administrative Agent no later than 12:00 Noon, Toronto time, request each Canadian Revolving Lender to make, and each Canadian Revolving Lender hereby agrees to make, a Canadian Revolving Loan (which shall initially be a Canadian Prime Rate Loan or a Base Rate Loan), in an amount equal to such Canadian Revolving Lender’s Canadian Revolving Credit Percentage of the aggregate amount of the Canadian Swing Line Loans (the “Canadian Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Canadian Swing Line Lender. Each Canadian Revolving Lender shall make the amount of such Canadian Revolving Loan available to the Administrative Agent at the Canadian Payment Office in immediately available funds, not later than 10:00 A.M., Toronto time, one Business Day after the date of such notice. The proceeds of such Canadian Revolving Loans shall be made immediately available by the Administrative Agent to the Canadian Swing Line Lender for application by the Canadian Swing Line Lender to the repayment of the Canadian Refunded Swing Line Loans. Each of the Canadian Borrower and the U.S. Borrower and any Group Member which has guaranteed such Borrower’s Obligations irrevocably authorizes the Canadian Swing Line Lender to charge such Person’s accounts with the Administrative Agent or any of its Affiliates (up to the amount available in each such account) in order to immediately pay the amount of such Canadian Refunded Swing Line Loans to the extent amounts received from the Canadian Revolving Lenders are not sufficient to repay in full such Canadian Refunded Swing Line Loans.

(h) If prior to the time a Canadian Revolving Loan would have otherwise been made pursuant to Section 3.4(g), one of the events described in Section 9(f) shall have occurred and be continuing with respect to either Borrower, or if for any other reason, as determined by the Canadian Swing Line Lender in its sole discretion, Canadian Revolving Loans may not be made as contemplated by Section 3.4(g), each Canadian Revolving Lender shall, on the date such Canadian Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(g) (the “Canadian Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Canadian Swing Line Loans by paying to the Canadian Swing Line Lender an amount (the “Canadian Swing Line Participation Amount”) equal to (i) such Canadian Revolving Lender’s Canadian Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Canadian Swing Line Loans then outstanding which were to have been repaid with such Canadian Revolving Loans.

(i) Whenever, at any time after the Canadian Swing Line Lender has received from any Canadian Revolving Lender such Lender’s Canadian Swing Line Participation Amount, the Canadian Swing Line Lender receives any payment on account of the Canadian Swing Line Loans, the Canadian Swing Line Lender will distribute to such Lender a pro rata portion thereof based upon its Canadian Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Canadian Swing Line Loans then due); provided, however, that in the event that such payment received by the Canadian Swing Line Lender is required to be returned, such Canadian Revolving Lender will return to the Canadian Swing Line Lender any portion thereof previously distributed to it by the Canadian Swing Line Lender.

(j) Each Canadian Revolving Lender’s obligation to make the Loans referred to in Section 3.4(g) and to purchase participating interests pursuant to Section 3.4(h) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Canadian Revolving Lender, the Canadian Borrower or the U.S. Borrower may have against the Canadian Swing Line Lender, the Canadian Borrower, the

U.S. Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Canadian Borrower, the U.S. Borrower or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by the Canadian Borrower, the U.S. Borrower, any other Loan Party, or any other Canadian Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. Commitment Fees, etc.

(a) (i) The U.S. Borrower agrees to pay to the Administrative Agent for the account of each U.S. Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period for the U.S. Revolving Facility computed at the Commitment Fee Rate on the average daily amount of the Available U.S. Revolving Commitment of such U.S. Revolving Lender, in each case, during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Revolving Termination Date for such U.S. Revolving Lender’s U.S. Revolving Commitment, commencing on the first of such dates to occur after the date hereof.

(ii) Each of the Canadian Borrower and the U.S. Borrower agrees, jointly and severally, to pay to the Administrative Agent for the account of each Canadian Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period for the Canadian Revolving Facility computed at the Commitment Fee Rate on the average daily amount of the Available Canadian Revolving Commitment of such Canadian Revolving Lender, in each case, during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Revolving Termination Date for such Canadian Revolving Lender’s Canadian Revolving Commitment, commencing on the first of such dates to occur after the date hereof.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrowers and the Administrative Agent.

(c) The U.S. Borrower agrees to pay to the Lead Arrangers the fees in the amounts and on the dates previously agreed to in writing by Cedar Fair LP and the Lead Arrangers.

3.6. Reduction or Termination of Revolving Commitments. The U.S. Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate all or any portion of the U.S. Revolving Commitments or, from time to time, to reduce the amount of the U.S. Revolving Commitments; provided that no such termination or reduction of U.S. Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the U.S. Revolving Loans and U.S. Swing Line Loans made on the effective date thereof, the U.S. Revolving Extensions of Credit of all U.S. Revolving Lenders would exceed the U.S. Revolving Commitments of all U.S. Revolving Lenders. The U.S. Borrower and the Canadian Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate all or any portion of the Canadian Revolving Commitments or, from time to time, to reduce the amount of the Canadian Revolving Commitments; provided that no such termination or reduction of Canadian Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Canadian Revolving Loans and Canadian Swing Line Loans made on the effective date thereof, the Canadian Revolving Extensions of Credit of all Canadian Revolving Lenders would exceed the Canadian Revolving Commitments of all Canadian Revolving Lenders (provided that in the case of any Canadian Revolving Extensions of Credit made in Canadian Dollars, such amounts shall be valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination). Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the applicable Revolving Commitments then in effect (with such reduction being applied to Revolving Commitments under the applicable Revolving Credit Facility with an earlier Revolving Termination Date prior to being applied to reduce any Revolving Commitments under such Revolving Credit Facility with a later Revolving Termination Date); provided, that in connection with the establishment of Replacement Revolving Commitments, the applicable Borrower may reduce the existing Revolving Commitments on a non-pro rata basis on terms reasonably satisfactory to the Administrative Agent. Except as set forth in the proviso to the immediately preceding sentence, any reduction of the

Revolving Commitments under any Revolving Credit Facility with the same Revolving Termination Date shall be applied to reduce the Revolving Commitments of each Revolving Lender under such Revolving Credit Facility on a pro rata basis.

3.7. L/C Commitment.

(a) Subject to the terms and conditions hereof, each U.S. Issuing Lender, in reliance on the agreements of the U.S. L/C Participants set forth in Section 3.10(a), agrees to issue documentary or standby letters of credit (“U.S. Letters of Credit”) for the account of the U.S. Borrower on any Business Day during the Revolving Commitment Period for the U.S. Revolving Facility in such form as may be approved from time to time by such U.S. Issuing Lender; provided that no U.S. Issuing Lender shall have any obligation to issue any U.S. Letter of Credit if, after giving effect to such issuance, (i) the U.S. L/C Obligations would exceed the U.S. L/C Sub Commitment or (ii) the aggregate amount of the Available U.S. Revolving Commitments of all U.S. Revolving Lenders would be less than zero. On the Closing Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be U.S. Letters of Credit issued hereunder for the account of the U.S. Borrower for all purposes of this Agreement and the other Loan Documents. Each U.S. Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance, (y) the date which is five Business Days prior to the latest Revolving Termination Date of the U.S. Revolving Facility; provided that any U.S. Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (y) above or (z) below) and (z) unless the U.S. Borrower has made arrangements satisfactory to the U.S. Issuing Lender (including to cash collateralize the applicable portion of such U.S. Letter of Credit or provide an undertaking to maintain sufficient available Replacement Revolving Commitments), the earliest Revolving Termination Date of any U.S. Revolving Commitment then in effect.

(b) On each Revolving Termination Date for any U.S. Revolving Credit Commitment (and without any further action), and so long as any Replacement Revolving Commitments under the U.S. Revolving Facility shall not have terminated at or prior to such time, the participations in U.S. L/C Obligations in respect of all outstanding U.S. Letters of Credit shall be reallocated among the Replacement Revolving Lenders in accordance with their U.S. Revolving Credit Percentages as of such date (after giving effect to the termination of the applicable U.S. Revolving Commitments on such Revolving Termination Date) and the Lenders that hold U.S. Revolving Credit Commitments terminating on such Revolving Termination Date shall be released from their L/C Participations in respect of such outstanding U.S. Letters of Credit.

(c) Subject to the terms and conditions hereof, each Canadian Issuing Lender, in reliance on the agreements of the Canadian L/C Participants set forth in Section 3.10(d), agrees to issue documentary or standby letters of credit (“Canadian Letters of Credit”) for the account of the Canadian Borrower or the U.S. Borrower on any Business Day during the Revolving Commitment Period for the Canadian Revolving Facility in such form as may be approved from time to time by such Canadian Issuing Lender; provided, that no Canadian Issuing Lender shall have any obligation to issue any Canadian Letter of Credit if, after giving effect to such issuance, (i) the Canadian L/C Obligations would exceed the Canadian L/C Sub Commitment or (ii) the aggregate amount of the Available Canadian Revolving Commitments of all Canadian Revolving Lenders would be less than zero. Each Canadian Letter of Credit shall (i) be denominated in Canadian Dollars or Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the latest Revolving Termination Date of the Canadian Revolving Facility; provided that any Canadian Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (y) above or (z) below) and (z) unless the Canadian Borrower or the U.S. Borrower has made arrangements satisfactory to the Canadian Issuing Lender (including to cash collateralize the applicable portion of such Canadian Letter of Credit or provide an undertaking to maintain sufficient available Replacement Revolving Commitments), the earliest Revolving Termination Date of any Canadian Revolving Commitment then in effect.

(d) On each Revolving Termination Date for any Canadian Revolving Credit Commitments (and without any further action), and so long as any Replacement Revolving Commitments under the Canadian Revolving Facility shall not have terminated at or prior to such time, the L/C Participations in respect of all outstanding Canadian Letters of Credit shall be reallocated among the Replacement Revolving Lenders in accordance with their Canadian Revolving Credit Percentages as of such date (after giving effect to the termination of the applicable Canadian Revolving Commitments on such Revolving Termination Date) and the Lenders that hold Canadian Revolving Commitments terminating on such Revolving Termination Date shall be released from their L/C Participations in respect of such outstanding Canadian Letters of Credit.

(e) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.8. Procedure for Issuance of Letter of Credit.

(a) The U.S. Borrower may from time to time request that the U.S. Issuing Lender issue a U.S. Letter of Credit by delivering to the U.S. Issuing Lender, with a copy to the Administrative Agent, at their addresses for notices specified herein, an Application therefor, completed to the satisfaction of the U.S. Issuing Lender, and such other certificates, documents and other papers and information as the U.S. Issuing Lender may request. Upon receipt of any Application, the U.S. Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested U.S. Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the sum of Available U.S. Revolving Commitments and Available Canadian Revolving Commitments would not be less than zero, the U.S. Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the U.S. Letter of Credit requested thereby (but in no event shall the U.S. Issuing Lender be required to issue any U.S. Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such U.S. Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the U.S. Issuing Lender and the U.S. Borrower. The U.S. Issuing Lender shall furnish a copy of such U.S. Letter of Credit to the U.S. Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The U.S. Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the U.S. Revolving Lenders, notice of the issuance of each U.S. Letter of Credit (including the amount thereof).

(b) The Canadian Borrower or the U.S. Borrower may from time to time request that the Canadian Issuing Lender issue a Canadian Letter of Credit by delivering to the Canadian Issuing Lender, with a copy to the Administrative Agent, at its address for notice specified herein, an Application therefor, completed to the reasonable satisfaction of the Canadian Issuing Lender, and such other certificates, documents and other papers and information as the Canadian Issuing Lender may reasonably request. Upon receipt of any such Application, the Canadian Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Canadian Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Canadian Revolving Commitments would not be less than zero, the Canadian Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Canadian Letter of Credit requested thereby by issuing the original of such Canadian Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Canadian Issuing Lender and the Canadian Borrower or the U.S. Borrower, as the case may be, (but in no event shall the Canadian Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by the Canadian Issuing Lender of a Canadian Letter of Credit, the Canadian Issuing Lender shall furnish a copy of such Letter of Credit to the Canadian Borrower, the U.S. Borrower and the Administrative Agent. The Canadian Issuing Lender shall promptly furnish to the Administrative

Agent, which the Administrative Agent shall in turn promptly furnish to the Canadian Revolving Lenders, notice of the issuance of each Canadian Letter of Credit (including the amount thereof).

(c) Notwithstanding anything in this Agreement to the contrary, (i) each U.S. Issuing Lender shall each have the right, by notice to the U.S. Borrower to decline to act as a U.S. Issuing Lender for any U.S. Letter of Credit that shall expire after the Initial Revolving Termination Date and (ii) each Canadian Issuing Lender shall each have the right, by notice to the Canadian Borrower and the U.S. Borrower to decline to act as a Canadian Issuing Lender for any Canadian Letter of Credit that shall expire after the Initial Revolving Termination Date.

3.9. Fees and Other Charges.

(a) (i) The U.S. Borrower will pay a fee on the aggregate drawable amount of all outstanding U.S. Letters of Credit at a per annum rate equal to the Applicable Margin with respect to Eurodollar Loans under the U.S. Revolving Facility, shared ratably among the U.S. Revolving Lenders in accordance with their respective U.S. Revolving Credit Percentages (or, if different Applicable Margins are in effect for Eurodollar Loans made pursuant to different U.S. Revolving Commitments, such fee shall be payable at the respective Applicable Margins then in effect based on the amount of U.S. Revolving Commitments entitled to such Applicable Margins and shall be shared ratably among the respective U.S. Revolving Lenders based on the amount of their respective U.S. Revolving Commitments providing for such Applicable Margins) and (ii) each of the Canadian Borrower and the U.S. Borrower will pay a fee on the aggregate drawable amount of all outstanding Canadian Letters of Credit issued at its request at a per annum rate equal to the Applicable Margin with respect to Eurodollar Loans under the Canadian Revolving Facility, shared ratably among the Canadian Revolving Lenders in accordance with their respective Canadian Revolving Credit Percentages (or, if different Applicable Margins are in effect for Eurodollar Loans made pursuant to different Canadian Revolving Commitments, such fee shall be payable at the respective Applicable Margins then in effect based on the amount of Canadian Revolving Commitments entitled to such Applicable Margins and shall be shared ratably among the respective Canadian Revolving Lenders based on the amount of their respective Canadian Revolving Commitments providing for such Applicable Margins), and, in the case of each of clauses (i) and (ii), payable quarterly in arrears on each L/C Fee Payment Date after the applicable issuance date.

(b) The U.S. Borrower and the Canadian Borrower, respectively, agree to pay to any U.S. Issuing Lender and any Canadian Issuing Lender, respectively, a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum on the average daily amount of the respective L/C Obligations (excluding any portion thereof attributable to drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11) of the U.S. Borrower and the Canadian Borrower during the period from and including the Closing Date until, but excluding, the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such L/C Obligations, as well as such Issuing Lender’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued Fronting Fees shall be payable in arrears on each L/C Fee Payment Date, commencing on the first such date to occur after the Closing Date. Any such fees accruing after the date on which the applicable Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand therefor. All Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) In addition to the foregoing fees, the U.S. Borrower and the Canadian Borrower, respectively, shall pay or reimburse the U.S. Issuing Lender and the Canadian Issuing Lender, respectively, for such normal and customary costs and expenses as are incurred or charged by the applicable Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10. L/C Participations.

(a) The U.S. Issuing Lender irrevocably agrees to grant and hereby grants to each U.S. L/C Participant, and, to induce the U.S. Issuing Lender to issue U.S. Letters of Credit hereunder, each U.S. L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the U.S. Issuing Lender, on the terms and conditions set forth below, for such U.S. L/C Participant’s own account and risk an undivided interest equal to such U.S. L/C Participant’s U.S. Revolving Credit Percentage in the U.S. Issuing Lender’s obligations and rights under and in respect of each U.S. Letter of Credit issued hereunder and the amount of each draft paid by the U.S. Issuing Lender thereunder. Each U.S. L/C Participant unconditionally and irrevocably agrees with the U.S. Issuing Lender that, if a draft is paid under any U.S. Letter of Credit for which the U.S. Issuing Lender is not reimbursed in full by the U.S. Borrower in accordance with the terms of this Agreement, such U.S. L/C Participant shall pay to the Administrative Agent upon demand of the U.S. Issuing Lender an amount equal to such U.S. L/C Participant’s U.S. Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the U.S. Issuing Lender.

(b) If any amount required to be paid by any U.S. L/C Participant to the Administrative Agent for the account of the U.S. Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the U.S. Issuing Lender under any U.S. Letter of Credit is not paid to the Administrative Agent for the account of the U.S. Issuing Lender on the Business Day such payment is due, such U.S. L/C Participant shall pay to the Administrative Agent for the account of the U.S. Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any U.S. L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the U.S. Issuing Lender by such U.S. L/C Participant on the third Business Day after such payment is due, the U.S. Issuing Lender shall be entitled to recover from such U.S. L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the U.S. Revolving Facility. A certificate of the U.S. Issuing Lender submitted to any U.S. L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the U.S. Issuing Lender has made payment under any U.S. Letter of Credit and has received from any U.S. L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the U.S. Issuing Lender receives any payment related to such U.S. Letter of Credit (whether directly from the U.S. Borrower or otherwise, including proceeds of collateral applied thereto by the U.S. Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the U.S. Issuing Lender, as the case may be, will distribute to such U.S. L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Administrative Agent or the U.S. Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the U.S. Issuing Lender, such U.S. L/C Participant shall return to the Administrative Agent for the account of the U.S. Issuing Lender the portion thereof previously distributed to it by the Administrative Agent or the U.S. Issuing Lender, as the case may be.

(d) The Canadian Issuing Lender irrevocably agrees to grant and hereby grants to each Canadian L/C Participant, and, to induce the Canadian Issuing Lender to issue Canadian Letters of Credit hereunder, each Canadian L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Canadian Issuing Lender, on the terms and conditions hereinafter stated, for such Canadian L/C Participant’s own account and risk, an undivided interest equal to such Canadian L/C Participant’s Canadian Revolving Credit Percentage in the Canadian Issuing Lender’s obligations and rights under each Canadian Letter of Credit issued by the Canadian Issuing Lender hereunder and the amount of each draft paid by the Canadian Issuing Lender thereunder. Each Canadian L/C Participant unconditionally and irrevocably agrees with the Canadian Issuing Lender that, if a draft is paid under any Canadian Letter of Credit issued by the Canadian Issuing Lender for which the Canadian Issuing Lender is not reimbursed in full by the Canadian Borrower and the U.S. Borrower in accordance with the terms of this

Agreement, such Canadian L/C Participant shall pay to the Administrative Agent upon demand of the Canadian Issuing Lender an amount in Canadian Dollars or Dollars, as applicable, equal to such Canadian L/C Participant’s Canadian Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Canadian Issuing Lender.

(e) If any amount required to be paid by any Canadian L/C Participant to the Canadian Issuing Lender pursuant to Section 3.10(d) in respect of any unreimbursed portion of any payment made by the Canadian Issuing Lender under any Canadian Letter of Credit is paid to the Administrative Agent for the Account of the Canadian Issuing Lender on the Business Day such payment is due, such Canadian L/C Participant shall pay to the Administrative Agent, for the account of the Canadian Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average interbank offered rate quoted by the Administrative Agent during the period from and including the date such payment is required to the date on which such payment is immediately available to the Canadian Issuing Lender, times (iii) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Canadian L/C Participant pursuant to Section 3.10(d) is not made available to the Administrative Agent, for the account of the Canadian Issuing Lender, by such Canadian L/C Participant within three Business Days after the date such payment is due, the Administrative Agent, on behalf of the Canadian Issuing Lender, shall be entitled to recover from such Canadian L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Canadian Revolving Facility for amounts due in Dollars and Canadian Prime Rate Loans under the Canadian Revolving Facility for amounts due in Canadian Dollars. A certificate of the Administrative Agent on behalf of the Canadian Issuing Lender submitted to any Canadian L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(f) Whenever, at any time after the Canadian Issuing Lender has made payment under any Canadian Letter of Credit and has received from the Administrative Agent any Canadian L/C Participant’s pro rata share of such payment in accordance with Section 3.10(d), the Canadian Issuing Lender receives any payment related to such Canadian Letter of Credit (whether directly from the Canadian Borrower, the U.S. Borrower or otherwise, including proceeds of collateral applied thereto by the Canadian Issuing Lender), or any payment of interest on account thereof, the Canadian Issuing Lender will distribute to the Administrative Agent for the account of such Canadian L/C Participant (and thereafter, the Administrative Agent will promptly distribute to such Canadian L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by the Canadian Issuing Lender shall be required to be returned by the Canadian Issuing Lender, such Canadian L/C Participant shall return to the Administrative Agent for the account of the Canadian Issuing Lender the portion thereof previously distributed to it by the Canadian Issuing Lender or the Administrative Agent, as the case may be.

3.11. Reimbursement Obligation of the U.S. Borrower and Canadian Borrower.

(a) The U.S. Borrower agrees to reimburse the U.S. Issuing Lender, within one Business Day of the date on which the U.S. Issuing Lender notifies Cedar Fair LP of the date and amount of a draft presented under any U.S. Letter of Credit and paid by the U.S. Issuing Lender in substantial conformity with the terms of such U.S. Letter of Credit (as determined by the U.S. Issuing Lender in its reasonable discretion), for the amount of (a) such draft so paid and (b) any fees, charges or other costs or expenses incurred by the U.S. Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to the U.S. Issuing Lender at its address for notices specified herein in Dollars and in immediately available funds. Interest shall be payable on the Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 4.5(b) and (ii) thereafter, Section 4.5(f). Each drawing under any U.S. Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the U.S. Borrower, in which case the procedures specified in Section 3.10 for funding by U.S. L/C Participants shall apply) constitute a request by the U.S. Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2(a) of Base Rate Loans (or, at the option of the Administrative Agent and the U.S. Swing Line Lender in their sole discretion, a borrowing pursuant to Section 3.4(a) of U.S. Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of U.S. Revolving Loans (or, if applicable, U.S. Swing Line Loans) could be made, pursuant to Section 3.2(a) (or, if applicable, Section 3.4(a)), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the U.S. Issuing Lender of such drawing under such U.S. Letter of Credit. All payments due from the U.S. Borrower hereunder in respect of U.S. Letters of Credit (and U.S. Reimbursement Obligations in connection therewith) shall be made in Dollars.

(b) Each of the Canadian Borrower and the U.S. Borrower agrees to reimburse the Canadian Issuing Lender, within one Business Day of the date on which the Canadian Issuing Lender notifies the Canadian Borrower or the U.S. Borrower of the date and amount of a draft presented under any Canadian Letter of Credit issued for such Borrower and paid by the Canadian Issuing Lender in substantial conformity with the terms of such Canadian Letter of Credit (as determined by the Canadian Issuing Lender in its reasonable discretion), for the amount of (a) such draft so paid and (b) any fees, charges or other costs or expenses incurred by the Canadian Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Canadian Payment Amount”). Each such payment shall be made to the Canadian Issuing Lender at its address for notices specified herein in Canadian Dollars or Dollars, as applicable (as determined in accordance with the currency of such Canadian Letter of Credit), and in immediately available funds. Interest shall be payable on the amount of each Canadian Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 4.5(e) and (ii) thereafter, Section 4.5(f). Each drawing under any Canadian Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Canadian Borrower and the U.S. Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Canadian Borrower and the U.S. Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2(b) of Canadian Prime Rate Loans (or, at the option of the Administrative Agent and the Canadian Swing Line Lender in their sole discretion, a borrowing pursuant to Section 3.4(f) of Canadian Swing Line Loans) or Base Rate Loans, as applicable, in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Canadian Revolving Loans (or, if applicable, Canadian Swing Line Loans) could be made, pursuant to Section 3.2(b) (or, if applicable, Section 3.4(f)), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent received notice from the Canadian Issuing Lender of such drawing under such Canadian Letter of Credit. All payments due from the Canadian Borrower and the U.S. Borrower hereunder in respect of Canadian Letters of Credit (and Canadian Reimbursement Obligations in connection therewith) shall be made in Canadian Dollars or Dollars, as applicable (as determined in accordance with the currency of such Letter of Credit).

3.12. Obligations Absolute. The obligations of the U.S. Borrower and Canadian Borrower under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that either Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The U.S. Borrower and Canadian Borrower also agree with each Issuing Lender that no Issuing Lender shall be responsible for, and the Reimbursement Obligations of the U.S. Borrower and Canadian Borrower shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among either such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of either such Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The U.S. Borrower and Canadian Borrower agree that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the

Uniform Commercial Code of the State of New York, shall be binding on the U.S. Borrower and Canadian Borrower and shall not result in any liability of such Issuing Lender to the U.S. Borrower and Canadian Borrower.

3.13. Letter of Credit Payments. If any draft shall be presented for payment (a) under any U.S. Letter of Credit, the applicable U.S. Issuing Lender shall promptly notify the U.S. Borrower of the date and amount thereof and (b) under any Canadian Letter of Credit, the applicable Canadian Issuing Lender shall promptly notify the Canadian Borrower and the U.S. Borrower of the date and amount thereof. The responsibility of the Issuing Lenders to the U.S. Borrower and Canadian Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.15. Replacement Revolving Commitments.

(a) Either the U.S. Borrower or the Canadian Borrower may at any time and from time to time by written notice to Administrative Agent elect to request the establishment of replacement revolving commitments (“Replacement Revolving Commitments”) under the U.S. Revolving Facility or the Canadian Revolving Facility in order to effectively extend the Revolving Termination Date for such Revolving Commitments. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which such Borrower proposes that the Replacement Revolving Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the establishment of such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 6.2 shall be satisfied;

(ii) after giving effect to the establishment of any Replacement Revolving Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding on the Replacement Revolving Facility Effective Date (after giving effect to the reduction in the Revolving Commitments on the Replacement Revolving Facility Effective Date);

(iii) no Replacement Revolving Commitments shall have a scheduled termination date prior to the Revolving Termination Date (or if later, the date required pursuant to any Replacement Revolving Facility Amendment);

(iv) all other terms applicable to such Replacement Revolving Commitments (other than provisions relating to fees and interest rates which shall be as agreed between the applicable Borrower and the Lenders providing such Replacement Revolving Commitments and provisions relating to Swing Line Loans and Letters of Credit that do not change the obligations of any Lender that is not providing a Replacement Revolving Commitment) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Commitments than, those applicable to the then effective U.S. Revolving Commitments (in the case of Replacement Revolving Commitments of the U.S. Borrower) or the Canadian Revolving Commitments (in the case of Replacement Revolving Commitments of the Canadian Borrower);

(v) there shall be no more than two Revolving Termination Dates in effect at any time under the U.S. Revolving Facility and no more than two Revolving Termination Dates in effect at any time under the Canadian Revolving Facility; and

(vi) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Replacement Revolving Loans are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be requested by the Collateral Agent.

(b) The applicable Borrower may approach any Lender or any other Person that would be a permitted Assignee of a Revolving Commitment pursuant to Section 11.6 to provide all or a portion of the Replacement Revolving Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Commitment and the selection of Replacement Revolving Lender shall be subject to any consent that would be required pursuant to Section 11.6.

(c) The Replacement Revolving Commitments shall be established pursuant to an amendment to this Agreement among each applicable Borrower, the Administrative Agent and the Replacement Revolving Lenders providing such Replacement Revolving Commitments (a “Replacement Revolving Facility Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above.

(d) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Replacement Revolving Lenders with Replacement Revolving Commitments of such Replacement Revolving Commitment Series shall purchase from each of the other Lenders with Revolving Commitments, at the principal amount thereof and in the applicable currencies, such interests in the Revolving Loans outstanding on such Replacement Revolving Facility Effective Date as may be specified by the Administrative Agent and as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Loans under such Revolving Credit Facility will be held by the Lenders thereunder ratably in accordance with their applicable Revolving Credit Percentages.

SECTION 4. GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

4.1. Optional Prepayments.

(a) Subject to Sections 4.11 and 4.17, the Borrowers may at any time and from time to time prepay the Loans under any Facility, as elected by the applicable Borrower(s) (other than BA Loans but subject to Section 3.2(c)(xi)), in whole or in part, without premium or penalty, upon irrevocable notice delivered by Cedar Fair LP to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans and Canadian Prime Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans or Canadian Prime Rate Loans (and under which Facility such Loans are being prepaid); provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower(s) shall also pay any amounts owing pursuant to Section 4.11; provided further, no Extended Term Loans of any Extension Series shall be prepaid prior to the date on which all Term Loans of the Existing Term Loan Facility from which such Extended Term Loans were converted unless such prepayment of Extended Term Loans is accompanied by a pro rata prepayment of Term Loans under such Existing Term Loan Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans, Canadian Prime Rate Loans, BA Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or C$1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or C$100,000 or a whole multiple thereof. Any prepayment of Loans under any Facility pursuant to this Section 4.1 shall be applied on a pro rata basis to the Loans of each Lender under such Facility. Unless otherwise directed by the applicable Borrower, any such prepayment shall be applied in direct order of maturity of scheduled repayments of such Facility.

(b)

(i) Notwithstanding anything to the contrary in Section 4.1(a) (which provisions shall not be applicable to this Section 4.1(b)), the Borrowers shall have the right at any time and from time to time to prepay Term Loans under any Facility from Lenders electing to participate in such prepayments at a discount to the par value of such Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 4.1(b); provided that (A) no Discounted Voluntary Prepayment shall be made unless (A) immediately after giving effect to such Discounted Voluntary Prepayment, (i) no Default or Event of Default has occurred and is continuing, (ii) the U.S. Borrower is in pro forma compliance with the covenants set forth in Section 8.1, as of the most recently completed period for which the financial statements required by Section 7.1(a) and (b) were required to be delivered and (iii) the Available Liquidity shall be no less than (x) $75,000,000, if the Discounted Voluntary Prepayment is scheduled during the months of March, April and May of any given year, (y) $250,000,000, if the Discounted Voluntary Prepayment is scheduled during the months of August, September, October and November of any given year, and (z) $150,000,000, if the Discounted Voluntary Prepayment is scheduled during any other month of any given year, each on a Pro Forma Basis immediately after giving effect to such Discounted Voluntary Prepayment (assuming maximum participation therein), (B) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans under the applicable Facility on a pro rata basis and (C) the Borrowers shall deliver to the Administrative Agent a certificate of the Chief Financial Officer of the U.S. Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 4.1(b) has been satisfied and (3) the aggregate principal amount of Term Loans so prepaid pursuant to such Discounted Voluntary Prepayment.

(ii) To the extent the Borrowers seeks to make a Discounted Voluntary Prepayment, the Borrowers will provide written notice to the Administrative Agent substantially in the form of Exhibit Q hereto (each, a “Discounted Prepayment Option Notice”) that the Borrowers desire to prepay Term Loans under a specified Facility in each case in an aggregate principal amount specified therein by the Borrowers (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $25,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans, (B) a discount range (which may be a single percentage) selected by the U.S. Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of Term Loans (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 4.1(b)(ii), the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each Lender under the applicable Facility may specify by written notice substantially in the form of Exhibit R hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a prepayment price of 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans under the applicable Facility specified by the Lenders in Lender Participation Notices, the Administrative Agent, in consultation with the Borrowers, shall calculate the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrowers if the Borrowers have selected a single percentage pursuant to Section 4.1(b)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrowers can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders under the applicable Facility who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans under the applicable Facility whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrowers shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) under the applicable Facility offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrowers shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrowers shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 4.16), upon irrevocable notice substantially in the form of Exhibit S hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 P.M. New York City time, three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to, but not including, such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 4.1(b)(iii) above) established by the Administrative Agent in consultation with the Borrowers.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the Borrowers may withdraw their offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.

(viii) To the extent the Term Loans under any Facility are prepaid pursuant to this Section 4.1(b), scheduled amortization amounts for the Term Loans under such Facility pursuant to Section 2.3 shall be reduced on a pro rata basis by the principal amount of the Term Loans so prepaid.

4.2. Mandatory Prepayments and Revolving Commitment Reductions.

(a) If any Capital Stock shall be issued by Cedar Fair LP (other than Capital Stock issued to employees and officers of a Group Member pursuant to an established compensation plan) or any capital contribution is made to Cedar Fair LP (other than a capital contribution by any Group Member), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or contribution toward the prepayment of the Term Loans as set forth in Section 4.2(e).

(b) Subject to Section 4.16, if (x) any Indebtedness (other than Excluded Indebtedness) shall be issued or incurred by any Group Member, (y) any Refinancing Term Loans are borrowed or (z) any Group Member shall receive Net Cash Proceeds from an Asset Sale pursuant to Section 8.5(g), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied, in the case of clauses (x) and (y), on the date of such issuance or incurrence and in the case of clause (z), within two Business Days following the receipt of such Net Cash Proceeds, toward the prepayment of the Term Loans as set forth in Section 4.2(e).

(c) If any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event (other than a Disposition pursuant to Section 8.5(g)), unless a Reinvestment Notice shall have been delivered by a Group Member within five Business Days of the receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be applied by Cedar Fair LP on the tenth Business Day following receipt thereof toward the prepayment of the Term Loans in the amount and in the manner set forth in Section 4.2(e); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans in the amount and in the manner set forth in Section 4.2(e).

Notwithstanding the foregoing, the provisions of this Section 4.2(c) do not constitute a consent to the consummation of any Disposition not permitted by Section 8.5.

(d) If there shall be positive Excess Cash Flow for any fiscal year commencing with the fiscal year ending December 31, 2011 (any such fiscal year, a “Subject Fiscal Year”), the Borrowers shall, on the relevant Excess Cash Flow Application Date for each such Subject Fiscal Year, apply an amount equal to the excess, if any, of (x) the Applicable ECF Percentage of Excess Cash Flow for such Subject Fiscal Year minus (y)(i) any voluntary prepayments of Term Loans pursuant to Section 4.1 during such Subject Fiscal Year (other than prepayments funded with the proceeds of Indebtedness) toward the prepayment of the Term Loans as set forth in Section 4.2(e) and (ii) all voluntary prepayments of Revolving Loans (other than prepayments funded with the proceeds of Indebtedness) during such Fiscal Year to the extent Revolving Commitments are permanently reduced by the amount of such prepayments. Each such prepayment shall, for each applicable Subject Fiscal Year, be made on the date (an “Excess Cash Flow Application Date”) that is not later than June 30 of the year following such Subject Fiscal Year.

(e) Amounts to be applied in connection with prepayments of the Term Loans made pursuant to Sections 4.2(a), (b), (c) and (d) shall be applied to the prepayment of U.S. Term Loans and, to the extent required by the terms of any Extended Term Loans, Refinancing Term Loans or Incremental Term Loans, on a pro rata basis (based on the amount of Term Loans under each Facility requiring such a payment) to such other Term Loans. Amounts applied to prepay the Term Loans under any Facility shall be applied on a pro rata basis to repay the Term Loans under such Facility of each Lender. Unless otherwise directed by the Borrowers, any such prepayment shall be applied in direct order of maturity of scheduled repayments of such Facility.

(f) If at any time (i) the aggregate U.S. Revolving Extensions of Credit of all U.S. Revolving Lenders exceed the U.S. Revolving Commitments of all U.S. Lenders, the U.S. Borrower shall immediately repay the U.S. Revolving Loans and/or U.S. Swing Line Loans and/or terminate or cash collateralize outstanding U.S. Letters of Credit in any such case, as and to the extent necessary to ensure that the U.S. Revolving Extensions of Credit of each U.S. Revolving Lender are less than or equal to the U.S. Revolving Commitments of such U.S. Revolving Lender, (ii) the aggregate Canadian Revolving Extensions of Credit of all Canadian Revolving Lenders exceed the Canadian Revolving Commitments of all Canadian

Revolving Lenders (in the case of any Canadian Revolving Extensions of Credit made in Canadian Dollars, valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination), the Canadian Borrower and the U.S. Borrower shall immediately repay the Canadian Revolving Loans and/or Canadian Swing Line Loans and/or terminate or cash collateralize outstanding Canadian Letters of Credit, in any such case, as and to the extent necessary to ensure that the Canadian Revolving Extensions of Credit of each Canadian Revolving Lender are less than or equal to the Canadian Revolving Commitments of such Canadian Revolving Lender (in the case of any Canadian Revolving Extensions of Credit made in Canadian Dollars, valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination) or (iii) the aggregate Replacement Revolving Extensions of Credit under any Replacement Revolving Facility of all Replacement Revolving Lenders thereunder exceed the Replacement Revolving Commitments under such Replacement Revolving Facility of all Replacement Revolving Lenders (in the case of any Replacement Revolving Extensions of Credit made in Canadian Dollars, valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination), the Borrower under such Replacement Revolving Facility shall immediately repay the Replacement Revolving Loans under such Replacement Revolving Facility as and to the extent necessary to ensure that the Replacement Revolving Extensions of Credit of each Replacement Revolving Lender under such Replacement Revolving Facility are less than or equal to the Replacement Revolving Commitments of such Replacement Revolving Lender under such Replacement Revolving Facility (in the case of any Replacement Revolving Extensions of Credit made in Canadian Dollars, valued at the Dollar Equivalent of such Canadian Dollars as of the relevant date of determination).

4.3. Conversion and Continuation Options.

(a) Each of the Borrowers may elect from time to time to convert Eurodollar Loans to Base Rate Loans, and the Canadian Borrower and the U.S. Borrower may elect to convert BA Loans at the expiry of the relevant Interest Period to Canadian Prime Rate Loans, by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election; provided that any such conversion of Eurodollar Loans and BA Loans may be made only on the last day of an Interest Period with respect thereto. Each of the Borrowers may elect from time to time to convert Base Rate Loans to Eurodollar Loans, and the Canadian Borrower and the U.S. Borrower may elect to convert Canadian Prime Rate Loans to BA Loans, by giving the Administrative Agent at least three Business Days’ prior irrevocable notice as to Eurodollar Loans, and two Business Days’ prior irrevocable notice as to BA Loans, of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan and no Canadian Prime Rate Loan may be converted into a BA Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent, or the Majority Facility Lenders (in the case of the applicable Facility) have determined in its or their sole discretion not to permit such conversions or (ii) if the applicable Interest Period selected by the applicable Borrower extends beyond the Revolving Termination Date of any Revolving Commitments then in effect under the applicable Revolving Credit Facility, in the case of any Revolving Loans thereunder, or the applicable maturity date, in the case of the Term Loans under any Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Each of the Borrowers may elect to continue any Eurodollar Loan as such and the Canadian Borrower and the U.S. Borrower may elect to continue any BA Loan as such upon the expiration of the then current Interest Period with respect thereto by giving at least three Business Days’ prior irrevocable notice as to Eurodollar Loans, and two Business Days’ prior irrevocable notice as to BA Loans, to the Administrative Agent in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan or BA Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility (or any Revolving Commitments then in effect under such Facility); and provided further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph (i) such Eurodollar Loans shall be continued for the same Interest Period as the then expiring Interest Period as of the last day of such then expiring Interest Period, except that if such continuation is not permitted pursuant to the first proviso in this Section 4.3(b) such Loans shall be repaid or (if not so repaid) converted automatically to Base Rate Loans and (ii) the face amount of such BA Loan shall be repaid or (if not so repaid) automatically converted to Canadian Prime Rate Loans, in each case on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) Neither the conversion nor the continuation of any Loan pursuant to any provision of this Agreement (i) creates a new Loan or other obligation or constitutes a novation of such Loan or (ii) constitutes or requires the repayment and/or readvance of any principal amount of such Loan. Rather, such conversion or continuation of any Loan merely constitutes a change in the manner in which interest is calculated and payable on such Loan in accordance with the interest rate options available under this Agreement.

4.4. Limitations on Eurodollar Tranches.

(a) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (i) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) no more than twelve Eurodollar Tranches shall be outstanding at any one time.

(b) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of BA Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (i) after giving effect thereto, the aggregate principal amount of any BA Loan shall be equal to C$5,000,000 or a whole multiple of C$1,000,000 in excess thereof and (ii) no more than eight BA Loans shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) Each U.S. Swing Line Loan shall bear interest for each day on which it is outstanding in accordance with Section 3.3(a). Each Canadian Swing Line Loan shall bear interest for each day on which it is outstanding in accordance with Section 3.3(c).

(d) Each Canadian Prime Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

(e) On the Borrowing Date in respect of a BA Loan, the Canadian Borrower or the U.S. Borrower borrowing such Loan shall pay to the Administrative Agent for the benefit of the Lenders the Acceptance Fee calculated on the face amount of the applicable Bankers’ Acceptances at a rate per annum equal to the Applicable Margin on the basis of the number of days in the Interest Period for the BA Loan and a year of 365 days.

(f) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or an Event of Default exists under Section 9(f), such overdue amounts or, in the case of such an Event of Default, all outstanding Loans and Reimbursement Obligations (in either case, to the extent legally permitted), shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, (y) in the case of the U.S. Borrower’s Reimbursement Obligations, the rate applicable to such Base Rate Loans under the U.S. Revolving Facility plus 2.00%, or (z) in the case of the Canadian Borrower’s or the U.S. Borrower’s Reimbursement Obligations, (A) the rate applicable to Canadian Prime Rate Loans under the Canadian Revolving Facility plus 2.00% if denominated in Canadian Dollars and (B) the rate applicable to Base Rate Loans under the Canadian Revolving Facility plus 2.00% if denominated in Dollars, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to such (A) Base Rate Loans under the relevant Facility plus 2.00% for interest due in Dollars, and (B) Canadian Prime Rate Loans plus 2.00% for interest due in Canadian Dollars (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the U.S. Revolving Facility and/or the Canadian Revolving Facility plus 2.00% for amounts due in Dollars and the rate then applicable to Canadian Prime Rate Loans plus 2.00% for amounts due in Canadian Dollars), in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (after as well as before judgment).

(g) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (f) of this Section shall be payable from time to time on demand.

(h) If any provision of this Agreement or any of the other Loan Documents would obligate any Loan Party to make any payment of interest with respect to the Canadian Obligations or other amount payable to any Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Agent or such Lender of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Agent or such Lender of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) first, by reducing the amount or rates of interest required to be paid to the affected Agent or the affected Lender under Section 4.5(f); and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Agent or the affected Lender which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Agent or any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the applicable Loan Party shall be entitled, by notice in writing to the affected Agent or the affected Lender, to obtain reimbursement from such Agent or such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Agent or such Lender to the applicable Loan Party. Any amount or rate of interest under the Canadian Obligations referred to in this Section 4.5(h) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolving Loans remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Closing Date to the applicable maturity date therefor, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

(i) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

4.6. Computation of Interest and Fees.

(a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360 day year for the actual days elapsed, except that, with respect to (i) Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, (ii) Canadian Prime Rate Loans the rate of interest on which is calculated on the basis of the Canadian Prime Rate and (iii) BA Loans, the interest thereon shall be calculated on the basis of a 365 (or, except in the case of BA Loans, 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the applicable Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate, Canadian Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the applicable Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent, pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of Cedar Fair LP, deliver to Cedar Fair LP a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.6(a).

4.7. Inability To Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the applicable Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments.

(a) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim. All payments (including prepayments) to be made by the Borrowers, as applicable, hereunder with respect to the U.S. Facilities whether on account of principal, interest, fees or otherwise shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in Dollars and in immediately available funds. Any payment made by the Borrowers after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. All payments (including prepayments) to be made by each of the Canadian Borrower and the U.S. Borrower hereunder with respect to the Canadian Revolving Loans, whether on account of principal, interest, fees or otherwise, shall be made prior to 12:00 Noon, Toronto time, on the due date thereof to the Administrative

Agent, for the account of the relevant Lenders, at the Canadian Payment Office, in Canadian Dollars or Dollars (as applicable) and in immediately available funds. Any payment made by the Canadian Borrower or the U.S. Borrower after 12:00 Noon, Toronto time, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments to the relevant Canadian Revolving Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans and BA Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a BA Loan becomes due and payable on a day other than a Business Day, such payment shall be made on the immediately preceding Business Day.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate for amounts in Dollars and the interbank offered rate quoted by the Administrative Agent for amounts in Canadian Dollars and (ii) a rate determined by the Administrative Agent or, with respect to the Canadian Revolving Loans, the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the applicable Borrower.

(d) Unless the Administrative Agent shall have been notified in writing by any Borrower prior to the date of any payment due to be made by any Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate for amounts in Dollars and the interbank offered rate quoted by the Administrative Agent for amounts in Canadian Dollars. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

4.9. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax (or any increase in tax) on its capital reserves (or any similar tax) with respect to this Agreement, any Letter of Credit, any Application or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 or changes in the rate of tax on the overall net income (or, in the case of Taxes in any Canadian jurisdiction, capital) of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or BA Loans (or, in the case of clause (i) above, any Loan) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Cedar Fair LP (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Cedar Fair LP (with a copy to the Administrative Agent) of a written request therefor, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to Cedar Fair LP (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any incremental cost and expense directly attributable to such Lender’s failure to notify Cedar Fair LP of its claim within 6 months after such Lender becomes aware of such claim (e.g., late penalties). The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10. Taxes.

(a) All payments made under the Loan Documents by any Loan Party shall, except to the extent required by applicable law, be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including interest, additions to tax and penalties related thereto), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding (i) net income taxes, capital taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender (which term shall include any Issuing Lender for purposes of this Section 4.10) as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Loan Document), (ii) any Taxes that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) of this Section and (iii) in case of a Foreign Lender, that are United States federal withholding taxes (including under Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof) imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender’s assignor (if any) was entitled, immediately prior to the assignment (or designation of new lending office), to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph (any such non-excluded Taxes, “Non-Excluded Taxes”). If any Non-Excluded Taxes or Other Taxes are required to be withheld or deducted from or are otherwise imposed on any amounts payable to any Agent or any Lender under any Loan Document, (i) the applicable withholding agent shall make such withholding or deduction, (ii) the applicable withholding agent shall pay such Non-Excluded Taxes or Other Taxes to the relevant Governmental Authority and (iii) the amounts so payable to such Agent or such Lender shall be increased by the applicable Loan Party to the extent necessary to yield to such Agent or such Lender (after all deductions or withholdings, including those attributable to the additional amounts payable under this Section 4.10) interest or any such other amounts payable hereunder at the rates or in the amounts specified in such Loan Document.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, jointly and severally indemnify and hold harmless the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including any amounts attributable to such Non-Excluded Taxes or Other Taxes payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the applicable Borrowers reasonably believe that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts (at the Borrowers’ expense) to cooperate with the Borrowers to obtain a refund of such taxes (which shall be repaid to the Borrowers in accordance with Section 4.10(f)) so long as such efforts would not, in the sole determination of such Lender result in any additional costs, expenses or risks or be otherwise disadvantageous to it. A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Whenever any Taxes are payable or to be remitted with respect to any payments under the Loan Documents by any Borrower, as promptly as possible thereafter such Borrower shall send to each of the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt (or other documentary evidence of payment or remittance that is reasonably satisfactory to the Administrative Agent) showing payment or remittance thereof.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax or backup withholding tax under the law of any applicable jurisdiction with respect to payments under this Agreement shall deliver to the applicable Borrower and the Administrative Agent at any time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation as prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or backup withholding tax or at a reduced rate.

Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the applicable Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit F-1, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit F-2, Exhibit F-3 or Exhibit F-4, as applicable, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit F-3, on behalf of such beneficial owner(s), or (v) any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the applicable Borrower and the Administrative Agent to determine the withholding or deduction required to be made, or

(v) in the case of a Lender seeking an exemption from withholding tax under Section 1471 or 1472 of the Code and any regulations or official interpretations thereof, any documentation necessary to prevent such withholding.

Any Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the applicable Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.

Each Lender shall, from time to time after the initial delivery by Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete, expired or inaccurate, promptly (1) deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Lender is entitled to an exemption from or reduction in withholding tax or backup withholding tax or (2) notify

Administrative Agent and the applicable Borrower of its inability to deliver any such forms, certificates or other evidence.

(f) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrowers, or either of them (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of such Agent or such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of such Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(g) The agreements in this Section shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h) For the avoidance of doubt, any payments made by the Administrative Agent to a Lender shall be treated as payments made by the applicable Loan Party.

4.11. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 4.13, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense actually incurred by such Lender as a consequence of such event; provided that such loss, cost or expense shall be determined assuming that each Lender funded its loan by the last day of an Interest Period. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), disregarding any “LIBOR floor” for the purpose of determining such amount, over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) or (c) with respect to such Lender, it will, if requested by Cedar Fair LP, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 4.9 or 4.10(a) or (c).

4.13. Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) or (c) or (b) defaults in its obligation to make

Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a) or (c), (iv) such replacement will eliminate or reduce future payments to be made under Section 4.10(a) or (c), as applicable, (v) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (vi) the applicable Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (viii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the applicable Borrower shall be obligated to pay the registration and processing fee referred to therein), (ix) until such time as such replacement shall be consummated, the applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a) or (c), as the case may be, and (x) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 11.6(b), and a sub account therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of any Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(d) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will promptly execute and deliver to such Lender a promissory note of such Borrower, evidencing any U.S. Term Loans, Refinancing Term Loans of any Series and/or Extended Term Loans of any Extended Series of such Term Lender, substantially in the form of Exhibit G-1 (a “Term Note”), any U.S. Revolving Loans and/or any Replacement Revolving Loans under any Replacement Revolving Facility of such U.S. Revolving Lender, substantially in the form of Exhibit G-2 (a “U.S. Revolving Note”), or Canadian Revolving Loans and/or Replacement Revolving Loans under any Replacement Revolving Facility of such Canadian Revolving Lender, substantially in the form of Exhibit G-3 (a “Canadian Revolving Note”; each Term Note, U.S. Revolving Note or Canadian Revolving Note, individually, a “Note”).

4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans or BA Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make (i) Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans or (ii) BA Loans, continue BA Loans as such and convert Canadian Prime Rate Loans to BA Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans or BA Loans, as the case may be, if any, shall be converted automatically to Base Rate Loans or Canadian Prime Rate Loans, respectively, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 3.5(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Majority Facility Lenders or other requisite Lenders have taken or may take any action hereunder, including any consent to any amendment, waiver or other modification pursuant to Section 11.1, except as provided in the last sentence of Section 11.1;

(c) if any Swing Line Loans or L/C Obligations are outstanding under a Revolving Credit Facility at the time a Lender becomes a Defaulting Lender under such Revolving Credit Facility then:

(i)	all or any part of such Swing Line Loans and L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages under such Revolving Credit Facility but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit under such Revolving Credit Facility plus such Defaulting Lender’s pro rata share of such Swing Line Loans and L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments under such Revolving Credit Facility and (y) the conditions set forth in Section 6.2 are satisfied at such time; and

(ii)	if the reallocation described in clause (i) above cannot, or can only partially, be effected, the U.S. Borrower and the Canadian Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Loans and (y) second, cash collateralize such Defaulting Lender’s Revolving Credit Percentage of such L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures satisfactory to the applicable Issuing Lender for so long as such L/C Obligations are outstanding and such Lender is a Defaulting Lender;

(iii)	if the U.S. Borrower and the Canadian Borrower cash collateralize any portion of such Defaulting Lender’s Revolving Credit Percentage of the L/C Obligations pursuant to Section 4.16(c)(ii), the applicable Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.9(a) with respect to such Defaulting Lender’s Revolving Credit Percentage of the L/C Obligations during the period such Defaulting Lender’s Revolving Credit Percentage of the L/C Obligations is cash collateralized;

(iv)	if the participations in L/C Obligations of the non-Defaulting Lenders is reallocated pursuant to Section 4.16(c)(i), then the fees payable to the Lenders pursuant to Section 3.9(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages in such L/C Obligations; or

(v)

if all or any portion of such Defaulting Lender’s Revolving Credit Percentage of the L/C Obligations is neither cash collateralized nor reallocated pursuant to Section 4.16(c)(i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.9(a) with respect to such Defaulting Lender’s Revolving Credit Percentage of the L/C Obligations shall be payable to the applicable Issuing Lender until and to the extent such portion of the L/C Obligations are cash collateralized and/or reallocated as provided above;

(c) so long as any Lender is a Defaulting Lender, no Swing Line Lender shall be required to fund any Swing Line Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders under the applicable Revolving Credit Facility and/or cash collateral will be provided by the applicable Borrower in accordance with Section 4.16(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 4.16(c)(i) (and Defaulting Lenders shall not participate therein);

(d) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise), in lieu of being distributed to such Defaulting Lender, received by the Administrative Agent (A) may, at the Administrative Agent’s option, be applied for the account of such Defaulting Lender for the benefit of the Administrative Agent, the Swing Line Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (B) may be retained by the Administrative Agent in its discretion and notwithstanding any contrary provision hereof, in a segregated account as cash collateral for and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent, in the case of each of clauses (A) and (B) above, in any order, in its discretion; and

(e) during any period in which a Lender is a Defaulting Lender, the U.S. Borrower or the Canadian Borrower may (in its discretion) apply all or any portion to be specified by such Borrower of any optional reduction of unused Revolving Commitments under Section 3.6 to the unused Commitments of any one or more Defaulting Lenders specified by such Borrower before applying any remaining reduction to all Lenders in the manner otherwise specified in Section 3.6.

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the applicable Swing Line Lender or the applicable Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swing Line Lender shall not be required to fund any Swing Line Loan and such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with such Borrower or such Lender, satisfactory to such Swing Line Lender or such Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder (it being understood that the Borrowers shall have the option to reallocate the participation of the applicable Lender as provided above with respect to Defaulting Lenders if the Issuing Lender or Swing Line Lenders require any such arrangements to eliminate their risk).

In the event that the Administrative Agent, the U.S. Borrower, the Canadian Borrower, each Issuing Lender and each Swing Line Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the participations in Swing Line Loans and L/C Obligations of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders under the applicable Revolving Credit Facility as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Credit Percentage.

4.17. Soft-Call Premium. In the event that, at any time on or prior to the first anniversary of the Closing Date, (i) this Agreement is amended and such amendment to this Agreement has the effect of reducing the interest rate applicable to the U.S. Term Loans (other than any waiver of default interest) or (ii) the Borrowers make any mandatory or voluntary prepayment of U.S. Term Loans with the proceeds of any term loan Indebtedness under any credit facility (including, without limitation, any new or additional term loans under this Agreement) which term indebtedness has a lower Yield than the Yield of the U.S. Term Loans, then, the Borrowers agree to pay to the Administrative Agent, (x) in the case of clause (i), for the account of each U.S. Term Lender that agrees to such amendment a fee in an amount equal to 1.00% of such Lender’s U.S. Term Loans outstanding on the effective date of such amendment and (y) in the case of clause (ii), for the account of each U.S. Term Lender a fee in an amount equal to 1.00% of such Lender’s U.S. Term Loans that are being prepaid as a result of such prepayment.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to each Agent and each Lender that:

5.1. Financial Condition. The audited consolidated balance sheets of Cedar Fair LP and its Subsidiaries as at December 31, 2007, December 31, 2008 and December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte and Touche LLP, present fairly the consolidated financial condition of Cedar Fair LP and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Cedar Fair LP and its Subsidiaries as at the last day of Fiscal Q1 2010, and the related unaudited consolidated statements of income and cash flows for the three month period ended on such date, present fairly the consolidated financial condition of Cedar Fair LP and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three month period then ended (subject to normal year end audit adjustments). All such financial statements of Cedar Fair LP and its Subsidiaries, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected in the most recent financial statements referred to in this paragraph, other than the Specified Hedge Agreements with KeyBank National Association described in the definition of “Specified Hedge Agreement” and any other Specified Hedge Agreement entered into in accordance with the terms hereof. During the period from December 31, 2009 to and including the date hereof there has been no Disposition by any Borrower or any of its Subsidiaries of any material part of its business or property.

5.2. No Change. Since December 31, 2009, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation (or otherwise qualified as required by any applicable Requirement of Law) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Refinancing and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, including without limitation, the tangible and intangible personal property reflected as assets in their respective books and records free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 8.3 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

5.9. Intellectual Property. Except to the extent the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) each Group Member owns, has the right to use or can acquire on reasonable terms adequate rights to use, all Intellectual Property reasonably necessary for the conduct of its business as currently conducted; (b) no Group Member has knowledge of any claim that has been asserted or is pending before any tribunal by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim; and (c) to the knowledge of the Group Members, the use of Intellectual Property by each Group Member does not infringe misappropriate, dilute, or otherwise violate the rights of any Person.

5.10. Taxes. Each Group Member has filed or caused to be filed all material Tax returns that are required to be filed within the time periods required by applicable law and has paid all material Taxes whether or not shown on such Tax return (other than any Taxes the amounts or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member), no Tax Lien has been filed, and no claim (other than those being contested as aforesaid) is being asserted, with respect to any such Tax. Cedar Fair LP has been treated since its inception as an electing 1987 partnership within the meaning of Section 7704(g)(3) of the Code and not as an association taxable as a corporation under subchapter C of the Code. Each Group Member has withheld or collected, and remitted to the appropriate Governmental Authority when due, all taxes it is required to withhold or collect and remit within the time periods required by applicable law, except where the failure to do so could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no proposed Tax assessments, deficiencies, claims or audits against any Group Member that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers

will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13. Pension and Benefit Plans.

(a) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five year period. No Borrower or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither any Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA that would exceed $5,000,000 if any Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

(b) The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Requirement of Law which to the knowledge of the Borrowers requires registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations, if any, of each Group Member required to be performed pursuant to a Requirement of Law in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) there are no outstanding disputes concerning the assets held under the funding agreements for the Canadian Pension Plans or the Canadian Benefit Plans and (ii) each Canadian Pension Plan is funded to the extent required by law both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by each Group Member, if any, to the Canadian Pension Plans or the Canadian Benefit Plans have been made or paid in a timely fashion in accordance with the terms of such plans and all Requirements of Law, other than any such contributions and premiums in an aggregate amount not greater than C$1,000,000. All employee contributions to the Canadian Pension Plans or the Canadian Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected and fully paid into such plans in a timely manner, other than any such withholdings, collections or payments in an aggregate amount not greater than C$1,000,000. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed in a timely manner. Each Group Member has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of Canadian Pension Plans, employment insurance and employee income taxes, other than any such contributions and withholdings in an aggregate amount not greater than C$1,000,000.

5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15. Subsidiaries. As of the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary of Cedar Fair LP, except as created by the Loan Documents.

5.16. Use of Proceeds. The proceeds of the Term Loans shall be used on the Closing Date, together with the proceeds of the Senior Notes, to repay in full all amounts under, and terminate, the Existing Credit Agreement and to pay related fees and expenses in connection with the Refinancing. The proceeds of the Revolving Loans shall be used, together with the proceeds of the Swing Line Loans, and the Letters of Credit, for general corporate purposes.

5.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum, the Lender Presentation or any other document, certificate or statement furnished by or on behalf of any Loan Party to any Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Cedar Fair LP to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum, the Lender Presentation or in any other documents, certificates and statements furnished to any Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19. Security Documents.

(a) Each Security Document (other than the Mortgages) is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties specified therein, a legal, valid and enforceable security interest and Lien in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock, as defined and described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Documents, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement and the other Security Documents shall create a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Collateral and the proceeds thereof, as security for the Obligations referred to therein, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock (which may be subject to Liens for certain Statutory Prior Claims), Liens permitted by Section 8.3). As of the Closing Date, there are no Statutory Prior Claims that encumber any Pledged Stock except for certain inchoate Canadian Statutory Prior Claims in respect of amounts not yet past due that could affect the Capital Stock of the Canadian Borrower.

(b) Each of the Mortgages executed and delivered after the Closing Date will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties specified therein, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed or registered in the offices specified on Schedule 5.19(b), each such Mortgage shall create a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof described in each of the Mortgages, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, except for Liens permitted by Section 8.3. Schedule 1.1 lists, as of the Closing Date, each site of owned real property and each leasehold interest in real property held by Cedar Fair LP or any of its Subsidiaries.

5.20. Solvency. As of the Closing Date, and after giving effect to the incurrence of all Indebtedness and obligations being incurred on the Closing Date in connection herewith the Loan Parties on a consolidated basis are Solvent.

5.21. Regulation H. Except as disclosed to the Administrative Agent by Cedar Fair LP, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.22. Condition of the Property. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect, (i) the buildings, structures and improvements on the Mortgaged Properties are in good repair and free of material defects, ordinary wear and tear excepted, (ii) and except as set forth in any engineering reports with respect to the Mortgaged Properties delivered to the Administrative Agent in connection with this Agreement, and except for malfunctions consistent with the past practices of Cedar Fair LP and its Subsidiaries, all major building systems located within such buildings, structures and improvements (including, without limitation, the heating and air conditioning systems, the electrical systems, plumbing systems, and all liquid and solid waste disposal, septic and sewer systems) are in good working order and condition or in the process of repair or replacement and (iii) to the knowledge of each Borrower, the Mortgaged Property is in compliance in all material respects with all Requirements of Law and the Mortgaged Property is free from material damage caused by fire or other casualty that is not in the process of repair or restoration.

5.23. No Condemnation. No Group Member has received written notice that a condemnation or expropriation proceeding has been commenced and to each Borrower’s knowledge, none is contemplated with respect to all or any portion of the Mortgaged Property or for the relocation of roadways providing access to any Mortgaged Property that, in any of the foregoing cases, could reasonably be expected to cause a Material Adverse Effect.

5.24. Operating Permits. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect, the Group Members have obtained all licenses, permits, registrations, certificates and other approvals, governmental and otherwise (including, without limitation, zoning, building code, land use and environmental), reasonably necessary for the use, occupancy and operation of the Mortgaged Property and the conduct of its business thereat, all of which are in full force and effect as of the date hereof in all material respects. To each Borrower’s knowledge, no event or condition currently exists which could result in the revocation, suspension, or forfeiture thereof which could reasonably be expected to cause a Material Adverse Effect.

5.25. Public Access. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect, all public roads and streets necessary for access to each Mortgaged Property for the current use thereof have been completed and are open for use by the public, except in the case of repairs or replacements from time to time made to such streets and roads

5.26. Anti Terrorism Laws. No Group Member or any Affiliate of any Group Member is in violation of any Anti Terrorism Law or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or has attempted to violate, any of the prohibitions set forth in any Anti Terrorism Law. No Group Member or Affiliate of any Group Member is any of the following (each a “Blocked Person”):

(a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order no. 13224;

(b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order no. 13224;

(c) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law;

(d) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order no. 13224;

(e) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(f) a Person or entity who is affiliated with a Person or entity listed above.

No Group Member knowingly (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order no. 13224.

SECTION 6. CONDITIONS PRECEDENT

6.1. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.1):

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each Agent, the Borrowers and each Person that is a Lender as of the Closing Date, (ii) each other Loan Document required to be executed and delivered by each party thereto on the Closing Date, and (iii) if requested by any Lender pursuant to Section 4.14(d), a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the relevant Borrower(s).

(b) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(c) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(d) Closing Date Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments including the certificate of incorporation, formation or limited partnership of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate (or, in connection with the Canadian Loan Parties, a certificate of status or its equivalent) for each Loan Party from its jurisdiction of organization.

(e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Simpson Thacher & Bartlett LLP, counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-1;

(ii) the legal opinion of Squire, Sanders & Dempsey L.L.P., Ohio counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-2;

(iii) the legal opinion of Fasken Martineau DuMoulin LLP, Canadian counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-3;

(iv) the legal opinion of Warner Norcross & Judd LLP, Michigan counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-4; and

(v) the legal opinion of McInnes Cooper, Nova Scotia counsel to Cedar Fair LP and its Subsidiaries, substantially in the form of Exhibit I-5.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and Personal Property Security Act financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the applicable Secured Parties, a perfected Lien on the Collateral described in such Security Documents, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 8.3), shall be in proper form for filing, registration or recordation, and, where permitted by law and feasible, shall have been filed, recorded or registered.

(g) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement and the Canadian Security Documents, together with an undated stock or other transfer power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement or the Canadian Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of Cedar Fair LP.

(i) Patriot Act, etc. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act requested by it at least three Business Days prior to the Closing Date.

(j) Financings and Other Transactions. Prior to or simultaneous with the initial extensions of credit hereunder, the Borrowers shall have received not less than $399.3 million of gross proceeds from the issuance and sale of the Senior Notes. The Refinancing shall have been consummated in full and the Borrower shall have made arrangements satisfactory to the Administrative Agent for the unconditional release of all liens in favor of the lenders under the Existing Credit Agreement.

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by any Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, such Borrower shall and shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Cedar Fair LP, a copy of the audited consolidated balance sheet of Cedar Fair LP and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte and Touche LLP or other independent certified (or, if applicable, chartered) public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Cedar Fair LP, the unaudited consolidated balance sheet of Cedar Fair LP and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments); and

(c) for each monthly fiscal period of Cedar Fair LP ending on or about May 31, June 30, July 31, August 31, September 30 and October 31 of each fiscal year of Cedar Fair LP a monthly performance report setting forth total attendance, revenues, revenue per capita and EBITDA for such fiscal month and showing a comparison to budget and to the same monthly period in the prior year, such monthly report to be delivered within 25 days after the end of each fiscal month for which such report is due.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2. Certificates; Other Information. Furnish to the Administrative Agent (or, in the case of clause (f), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 8.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Cedar Fair LP, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate and (iii) in the case of annual financial statements, to the extent not previously disclosed to the Administrative Agent, a listing of any United States or Canadian registered or applied for Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii);

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of Cedar Fair LP, a detailed consolidated budget for the fiscal year following such fiscal year then ended (including a projected consolidated balance sheet of Cedar Fair LP and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) if Cedar Fair LP is not then a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), within 45 days after the end of each fiscal quarter of Cedar Fair LP (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of Cedar Fair LP and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) within five days after the same are sent, copies of all financial statements and reports that any Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that any Borrower may make to, or file with, the SEC or any other governmental or regulatory authority;

(f) promptly upon the Administrative Agent’s request, a copy of each Canadian Benefit Plan and Canadian Pension Plan (or, where any such Canadian Benefit Plan or Canadian Pension Plan is not in writing, a complete description of all material terms thereof) then in effect and, if applicable, all related trust agreements or other funding instruments and all amendments thereto then in effect, and all written interpretations thereof and written descriptions thereof that remain applicable and that have been distributed to employees or former employees of the Group Members;

(g) promptly, such additional financial and other information as any Lender may through the Administrative Agent from time to time reasonably request; and

(h) documents required to be delivered pursuant to Section 7.1 or Section 7.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the U.S. Borrower posts such documents, or provides a link thereto on its website on the Internet at www.cedarfair.com, www.sec.gov or at such other website identified by the U.S. Borrower in a notice to the Agent and that is accessible by the Lenders without charge; or (ii) on which such documents are posted on the U.S. Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that upon written request by the Administrative Agent, the U.S. Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; provided further that the Lenders shall be deemed to have received such information on the date such information is posted at the website pursuant to this clause (h).

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including any material Tax obligations), except, with respect to material obligations the failure to pay or perform would not otherwise result in a Default or Event of Default, where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance (and separately, if applicable, flood insurance) on all such property in at least such amounts and against at least such risks (but including in any event public liability, product liability, business interruption, and flood insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business and otherwise satisfying the criteria set forth in the Security Documents.

7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable notice, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with Responsible Officers or comparable officers of any other Group Member and with their independent certified public accountants.

7.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority where the likelihood of an adverse determination is not remote, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which injunctive or similar relief is sought or (ii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Cedar Fair LP or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, or (iii) the equivalent of any event or occurrence referred to in this paragraph under or with respect to any Canadian Pension Plan or Canadian Benefit Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Cedar Fair LP or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws.

(a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws or reasonably requested by the Administrative Agent and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.9. Interest Rate Protection. In the case of Cedar Fair LP, no later than 30 days after the Closing Date, maintain Hedge Agreements (including, for the avoidance of doubt, Hedge Agreements in existence on the Closing Date) to the extent necessary to provide that at least 50% of the aggregate principal amount of Term Loans and Senior Notes is subject to either a fixed interest rate or interest rate protection for a period of not less than three years from the Closing Date, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10. Additional Collateral, etc.

(a) With respect to any Property acquired after the Closing Date by any Group Member (other than (x) any Property described in paragraph (b), (c) or (d) below and (y) any Property subject to a Lien expressly permitted by Section 8.3(g)) as to which the Collateral Agent, for the benefit of the Secured Parties (in the case of any such Property owned by a Group Member other than an Excluded Foreign Subsidiary), does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement and any other Security Document or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the applicable Secured Parties (as set forth above), a security interest and Lien in such Property, in each case, in accordance with the terms and conditions of the applicable Security Documents and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the applicable Secured Parties (as set forth above), a perfected first priority security interest and Lien in such Property, including the filing of Uniform Commercial Code and Personal Property Security Act financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or any other Security Document or by law or as may be requested by the Collateral Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 or any leasehold interest with annual rental payments in excess of $1,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 8.3(g)), promptly (i) execute and deliver a first priority Mortgage or supplemental debenture, in favor of the Collateral Agent, for the benefit of the Secured Parties free and clear of all Liens other than Liens permitted pursuant to clauses (a), (b), (e), (h), (i), (k) and (m) of Section 8.3 (in the case of any such Property owned by a Loan Party), covering such real property, (ii) satisfy the requirements set forth in Section 7.10(d)(ii) and (iii) above with respect to such Mortgages, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent; provided, however, the U.S. Borrower or the applicable Loan Party shall only be obligated to deliver a Leasehold Mortgage with respect to such leasehold interests upon receipt of any required landlord consent to such Leasehold Mortgage after using commercially reasonable efforts within such 90 days to obtain such consent.

(c) With respect to any new Material Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Material Subsidiary that ceases to be an Excluded Foreign Subsidiary or any existing Subsidiary that becomes a Material Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement and each other Security Document or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Subsidiary that is owned by any Group Member, subject to Liens for Statutory Prior Claims, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and any other Security Document requested by the Collateral Agent to guarantee the Obligations, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest and Lien in the Collateral, subject to Liens expressly permitted by Section 8.3(g), with respect to such new Subsidiary, including the filing of Uniform Commercial Code and Personal Property Security Act financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, any other Security Document or by law or as may be requested by the Collateral Agent and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit H, with appropriate insertions and attachments, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(d) Within 90 days after the Closing Date (or such longer period as the Collateral Agent may agree in its reasonable discretion), Cedar Fair LP or the applicable Loan Party shall deliver: (i) to the Collateral Agent a Mortgage with respect to each Mortgaged Property executed and delivered by a duly authorized officer of each party thereto to be duly recorded or registered in all applicable registry, land titles or other recording offices; provided, however, the U.S. Borrower or the applicable Loan Party shall only be obligated to deliver a Leasehold Mortgage with respect to such leasehold interests upon receipt of any required landlord consent to such Leasehold Mortgage after using commercially reasonable efforts within such 90 days to obtain such consent.

(ii) to the Collateral Agent, in respect of each Mortgaged Property a Title Policy or a marked up unconditional commitment for such Title Policy. Each such Title Policy shall (A) be in an amount satisfactory to the Collateral Agent, but in no event in an amount in excess of the fair market value of the applicable Mortgaged Property and fixtures as determined by the Borrower in good faith and reasonably acceptable to the Collateral Agent, provided that the total value of all Title Policies, in the aggregate, shall not exceed the total amount of the Obligations and, to the extent any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the relevant Mortgage shall not secure an amount in excess of the Title Policy; (B) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all Liens, except for Liens permitted pursuant to clauses (a), (b), (e), (h), (i), (k) and (m) of Section 8.3; (C) name the Collateral Agent for the benefit of the applicable Secured Parties as the insured thereunder; (D) be in the form of ALTA Loan Policy 2006 (or equivalent policies and, in the case of Mortgaged Property in the State of Michigan, Form 1992); (E) contain such endorsements and affirmative coverage as the Collateral Agent may reasonably request to the extent such endorsements may be issued at commercially reasonable rates, provided, however, that in no event shall a creditor’s rights endorsement be required, and (F) be issued by title companies reasonably satisfactory to the Collateral Agent (including any such title companies acting as co insurers or reinsurers, at the option of the Collateral Agent). The Collateral Agent shall have received evidence satisfactory to it that all premiums in respect of each such Title Policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid;

(iii) to the Collateral Agent, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and, if required, evidence of flood insurance as required by applicable law and otherwise in form and substance reasonably acceptable to the Administrative Agent;

(iv) to the Administrative Agent, a copy of, or a certificate as to coverage under the insurance policies required by Section 7.5 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgage endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties as additional insured in form and substance reasonably acceptable to the Administrative Agent;

(v) to the title insurance company copies of existing surveys together with any affidavits, or new surveys, as may be reasonably necessary to cause the title insurance company to issue coverage over all general survey exceptions and to issue all endorsements reasonably requested by the Collateral Agent;

(vi) to the Collateral Agent a copy of all recorded or registered documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties, and shall be reasonably satisfied with the same; and

(vii) with respect to the Mortgages pursuant to clause (i) above, to the Administrative Agent the legal opinion of Squire, Sanders & Dempsey, L.L.P., California counsel to Cedar Fair LP and its Subsidiaries, substantially in form and substance reasonably satisfactory to the Collateral Agent; the legal opinion of Lindquist & Vennum, P.L.L.P., Minnesota counsel to Cedar Fair LP and its Subsidiaries, substantially in form and substance reasonably satisfactory to the Collateral Agent; the legal opinion of Bryan Cave LLP, Missouri counsel to Cedar Fair LP and its Subsidiaries, substantially in form and substance reasonably satisfactory to the Collateral Agent; the legal opinion of Robinson, Bradshaw & Hinson, P.A., North Carolina counsel to Cedar Fair LP and its Subsidiaries, substantially in form and substance reasonably satisfactory to the Collateral Agent; the legal opinion of Robinson, Bradshaw & Hinson, P.A., South Carolina counsel to Cedar Fair LP and its Subsidiaries, substantially in form and substance reasonably satisfactory to the Collateral Agent; the legal opinion of Fitzpatrick Lentz & Bubba, P.C., Pennsylvania counsel to Cedar Fair LP and its Subsidiaries, substantially in form and substance reasonably satisfactory to the Collateral Agent; the legal opinion of Squire, Sanders & Dempsey L.L.P., Virginia counsel to Cedar Fair LP and its Subsidiaries, substantially in form and substance reasonably satisfactory to the Collateral Agent; and the legal opinion of Gordon & Silver, Ltd., Nevada counsel to Cedar Fair LP and its Subsidiaries, substantially in form and substance reasonably satisfactory to the Collateral Agent.

(e) Within 30 days after the Closing Date (or such longer period as the Collateral Agent may agree in its reasonable discretion), the Collateral Agent shall have received insurance certificates satisfying the requirements of Section 5.3(c) of the Guarantee and Collateral Agreement.

7.11. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the applicable Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Collateral Agent or any other Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, each Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Collateral Agent or such Secured Party may be required to obtain from any Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.12. Clean Down. The U.S. Borrower or the Canadian Borrower, as applicable, shall prepay such portion of the outstanding Revolving Loans (and refrain from requesting and/or drawing further Revolving Loans under the Revolving Credit Facilities) as and to the extent necessary to ensure that at least once during each fiscal year of Cedar Fair LP, commencing with the fiscal year ending December 31, 2011, there shall be a period of not less than thirty consecutive days in which the sum of (i) the aggregate unpaid principal balance of the Revolving Loans denominated in Dollars and (ii) the Dollar Equivalent of the aggregate unpaid principal balance of Revolving Loans denominated in Canadian Dollars, does not exceed $25,000,000.

SECTION 8. NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1. Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Cedar Fair LP ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

FISCAL QUARTERS ENDING DURING THE FOLLOWING PERIODS:	CONSOLIDATED LEVERAGE RATIO
Fiscal Q3 2010 through and including the last day of Fiscal Q3 2011	6.25 to 1.00
Fiscal Q4 2011 through and including the last day of Fiscal Q3 2012	6.00 to 1.00
Fiscal Q4 2012 through and including the last day of Fiscal Q3 2013	6.00 to 1.00
Fiscal Q4 2013 through and including the last day of Fiscal Q3 2014	5.75 to 1.00
Fiscal Q4 2014 through and including the last day of Fiscal Q3 2015	5.50 to 1.00
Fiscal Q4 2015 through and including the last day of Fiscal Q3 2016	5.25 to 1.00
Thereafter	5.25 to 1.00

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of Cedar Fair LP ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

FISCAL QUARTERS ENDING DURING THE FOLLOWING PERIODS:	CONSOLIDATED FIXED CHARGE COVERAGE RATIO
Fiscal Q3 2010 through and including the last day of Fiscal Q3 2011	1.05 to 1.00
Fiscal Q4 2011 through and including the last day of Fiscal Q3 2012	1.075 to 1.00
Fiscal Q4 2012 through and including the last day of Fiscal Q3 2013	1.075 to 1.00
Fiscal Q4 2013 through and including the last day of Fiscal Q3 2014	1.10 to 1.00
Fiscal Q4 2014 through and including the last day of Fiscal Q3 2015	1.10 to 1.00
Fiscal Q4 2015 through and including the last day of Fiscal Q3 2016	1.10 to 1.00
Thereafter	1.10 to 1.00

8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of Cedar Fair LP to any Subsidiary and (ii) of any Subsidiary to Cedar Fair LP or any other Subsidiary; provided, however, that (A) if the U.S. Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the U.S. Borrower or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of the Obligations pursuant to the terms of the Subordinated Intercompany Note, and (B) if any Loan Party is the payee on such Indebtedness, such Indebtedness must be pledged as Collateral as contemplated by Section 7.10.

(c) Guarantee Obligations incurred in the ordinary course of business by the U.S. Borrower or any Subsidiary Guarantor of obligations of the U.S. Borrower or any Subsidiary Guarantor;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 8.2(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) (i) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding and (ii) arising from leases entered into in connection with sale and leaseback transactions permitted by Section 8.10 and any Permitted Refinancing Indebtedness in respect thereof;

(f) Hedge Agreements permitted under Section 8.11;

(g) Subordinated Debt or Qualifying Senior Unsecured Debt of Cedar Fair LP or any Subsidiary Guarantor the Net Cash Proceeds of which are solely used to finance Permitted Acquisitions (including the payment of related transaction fees and costs) so long as Cedar Fair LP is in compliance, on a Pro Forma

Basis, with the covenants set forth in Section 8.1 and any Permitted Refinancing Indebtedness in respect thereof; provided that any such Subordinated Debt shall not be guaranteed by any Group Member (other than guarantees by any Subsidiary Guarantor, but only if and to the extent that any such guarantee is subordinated to the Obligations and the guarantees of the Obligations on the same terms as such Subordinated Debt is subordinated to the Obligations and the guarantees of the Obligations);

(h) Subordinated Debt, Qualifying Senior Unsecured Debt or Qualifying Senior Secured Debt of Cedar Fair LP or any Subsidiary Guarantor the Net Cash Proceeds of which are applied solely to the prepayment of Loans in accordance with Section 4.2(b) and any Permitted Refinancing Indebtedness in respect thereof; provided that any such Subordinated Debt shall not be guaranteed by any Group Member (other than guarantees by any Subsidiary Guarantor, but only if and to the extent that such guarantee is subordinated to the Obligations and the guarantees of the Obligations on the same terms as such Subordinated Debt is subordinated to the Obligations and the guarantees of the Obligations);

(i) earn out obligations, deferred compensation and purchase price adjustment obligations in connection with Permitted Acquisitions or Dispositions permitted by Section 8.5;

(j) Indebtedness represented by the Senior Notes and any guarantee thereof by any Subsidiary Guarantor in an aggregate principal amount not to exceed $500,000,000 and any Permitted Refinancing Indebtedness incurred in respect thereof;

(k) Indebtedness of Cedar Fair LP or any of its Subsidiaries not otherwise permitted by this Section in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding; and

(l) Indebtedness of any Person assumed by Cedar Fair LP or any of its Subsidiaries in connection with a Permitted Acquisition or Indebtedness of a Person existing at the time it becomes a Subsidiary of Cedar Fair LP (and, in each case, not created at the time of or in contemplation of such acquisition) and any Permitted Refinancing Indebtedness in respect thereof in an aggregate principal amount not to exceed $50,000,000 outstanding at any time.

8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens securing Statutory Prior Claims and Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Cedar Fair LP or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlord’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided such Liens have not been registered on title;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) zoning, entitlements and other land use and environmental restrictions or regulations imposed by a Governmental Authority, easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially and adversely affect the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Cedar Fair LP or any of its Subsidiaries;

(f) Liens in existence on Closing Date listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d);

(g) Liens (x) securing Indebtedness of Cedar Fair LP or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created upon or within 90 days following the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased and (y) securing Permitted Refinancing Indebtedness permitted by Section 8.2(e);

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by Cedar Fair LP or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens securing Indebtedness permitted by Section 8.2(l), so long as (i) such Lien does not extend to or cover any other assets or property and (ii) such Lien was not created at the time of or in contemplation of the applicable Permitted Acquisition;

(k) Liens which are set forth as exceptions to the Title Policies; provided such Liens are acceptable to the Collateral Agent;

(l) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $50,000,000 at any one time; and

(m) Liens on the Collateral on a first- or second-priority basis owned by Cedar Fair LP and the Subsidiary Guarantors securing Qualifying Senior Secured Debt.

8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the U.S. Borrower (other than the Canadian Borrower) may be merged, consolidated or amalgamated with or into the U.S. Borrower (provided that the U.S. Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person);

(b) any Subsidiary of the U.S. Borrower incorporated under the laws of Canada or any province thereof may be amalgamated with or into the Canadian Borrower (provided that the Canadian Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor incorporated under the laws of Canada or any province thereof (provided that the Subsidiary Guarantor shall be the continuing or surviving Person);

(c) any Subsidiary of the U.S. Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the U.S. Borrower or any Subsidiary Guarantor;

(d) any Subsidiary of the U.S. Borrower may merge or amalgamate with another Person to effect a transaction permitted under Section 8.7(h); provided that the U.S. Borrower or a Subsidiary Guarantor (or a Person that becomes a Subsidiary Guarantor) shall be the continuing or surviving Person;

(e) transactions permitted under Section 8.5 shall be permitted; and

(f) so long as no Default exists or would result therefrom, the U.S. Borrower may merge with any other Person; provided that the U.S. Borrower shall be the continuing or surviving corporation.

8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 8.4(b);

(d) subject to Section 8.7, (i) the sale or issuance of the Capital Stock of any Subsidiary of the U.S. Borrower to the U.S. Borrower or any Subsidiary Guarantor and (ii) the sale or issuance of the Capital Stock of any Subsidiary of the U.S. Borrower that is not a Subsidiary Guarantor to any other Subsidiary of the U.S. Borrower that is not a Subsidiary Guarantor;

(e) the Disposition of other property (other than in connection with any sale and leaseback of any such property) having a fair market value not to exceed $250,000,000 in the aggregate from and after the Closing Date; provided that (i) after giving effect to such Disposition and any required prepayment of the Term Loans pursuant to Section 4.2(c), Cedar Fair LP shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 8.1 and (ii) at least 80% of the consideration received in respect of such Disposition is cash;

(f) the Disposition of other property (other than in connection with any sale and leaseback of any such property) having a fair market value not to exceed $25,000,000 in the aggregate in any fiscal year of the Borrower; provided that at least 80% of the consideration received in respect of such Disposition is cash;

(g) the Disposition of other property from and after the Closing Date for consideration at least equal to the fair market value of such property (as determined in good faith by the Board of Directors of Cedar Fair LP) so long as (i) after giving effect to such Disposition and any required prepayment of the Term Loans pursuant to Section 4.2(b), Cedar Fair LP shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 8.1, (ii) the consideration received in respect of any such Disposition shall be no less than an amount equal to (x) the Consolidated EBITDA attributable to such asset (as determined in good faith by the Board of Directors of Cedar Fair LP) multiplied by (y)(i) the Consolidated Leverage Ratio as of the most recent test date pursuant to Section 8.1(a) plus (ii) 0.25, (iii) at least 80% of the consideration received in respect of such Disposition is cash and (iv) no more than five amusement parks (excluding water parks) shall be Disposed pursuant to this clause (g); and

(h) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) the fair market value (as determined in good faith by the U.S. Borrower) of all assets Disposed of pursuant to this clause (h) shall not exceed $25,000,000, (iii) no Default or Event of Default exists or would result therefrom and (iv) the Net Cash Proceeds, if any, thereof are applied in accordance with Section 4.2(c).

8.6. Restricted Payments. Declare or pay any dividends or distributions (other than dividends or distributions payable solely in common stock of the Person making such dividends or distributions) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) (i) any Subsidiary of the U.S. Borrower may make Restricted Payments to the U.S. Borrower or any Subsidiary Guarantor and (ii) any Subsidiary of the U.S. Borrower that is not a Subsidiary Guarantor may make Restricted Payments to any other Subsidiary of the U.S. Borrower;

(b) Cedar Fair LP may make repurchases of Capital Stock of current and former employees and officers of a Group Member or the Managing General Partner (or their family members, trusts for their benefit or their estates) in an amount not to exceed $5,000,000 from and after the Closing Date;

(c) so long as (x) no Default or Event of Default has occurred or is continuing, and (y) the Senior Secured Leverage Ratio on a Pro Forma Basis would be less than 3.00 to 1.00 as of the last day of the most recent quarter for which internal financial statements are available on the date any such Restricted Payment is made, Cedar Fair LP may purchase or redeem its Capital Stock (including related stock appreciation rights or similar securities) in an aggregate amount not to exceed $10,000,000 in any fiscal year; provided, however, that no such purchases or redemptions pursuant to this clause (c) shall be permitted prior to January 1, 2011;

(d) so long as no Default or Event of Default has occurred or is continuing, Cedar Fair LP and any of its Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $20,000,000 in any fiscal year;

(e) so long as (x) no Default or Event of Default has occurred or is continuing, and (y) the Senior Secured Leverage Ratio on a Pro Forma Basis would be less than 3.00 to 1.00 as of the last day of the most recent quarter for which internal financial statements are available on the date any such Restricted Payment is made, Cedar Fair LP may make Restricted Payments in Fiscal Q4 2011 in an aggregate amount not to exceed $20,000,000; and

(f) so long as (x) no Default or Event of Default has occurred and is continuing and (y) the Consolidated Leverage Ratio on a Pro Forma Basis would be less than 4.50 to 1.00 as of the last day of the most recent quarter for which internal financial statements are available on the date any such Restricted Payment is made, commencing in fiscal year 2012, Cedar Fair LP and its Subsidiaries may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that Cedar Fair LP elects to apply to this clause (f), such election to be specified in a written notice of a Responsible Officer of Cedar Fair LP calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied.

8.7. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to officers and employees of any Group Member and the Managing General Partner in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e) Investments in fixed or capital assets useful in the business of Cedar Fair LP and any other Loan Party made by Cedar Fair LP or any of its Subsidiaries;

(f) (i) Cedar Fair LP’s Investments in its Subsidiaries (and such Subsidiaries’ Investments in their Subsidiaries) identified on Schedule 5.15, as such amounts are outstanding as of the Closing Date, (ii) intercompany Investments by any Group Member in Cedar Fair LP or any Person that, prior to such Investment, is a Subsidiary Guarantor and (iii) Investments by any Subsidiary of Cedar Fair LP that is not a Subsidiary Guarantor in any Subsidiary of Cedar Fair LP;

(g) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business;

(h) Permitted Acquisitions and Investments acquired as part of any Permitted Acquisition or a part of a Disposition permitted under Section 8.5(e) or (f);

(i) Investments by Cedar Fair LP or a Subsidiary thereof in Subsidiaries that are not Subsidiary Guarantors in an aggregate amount not to exceed $5,000,000 (net of any return representing a return of capital in respect of any such Investment);

(j) in addition to Investments otherwise expressly permitted by this Section 8.7, Investments by Cedar Fair LP or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $50,000,000 (net of any return representing a return of capital in respect of any such Investment) from and after the Closing Date.

(k) Investments in joint ventures not in excess of $15,000,000 in the aggregate at any time outstanding;

(l) Investments in Foreign Subsidiaries not to exceed $5,000,000 as valued at the fair market value (as determined in good faith by the U.S. Borrower) of such Investment at the time such Investment is made; and

(m) so long as (x) no Default or Event of Default has occurred and is continuing and (y) the Consolidated Leverage Ratio on a Pro Forma Basis would be less than 4.50 to 1.00 as of the last day of the most recent quarter for which internal financial statements are available on the date any such Investment is made, commencing in fiscal year 2012, Cedar Fair LP and its Subsidiaries may make Investments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that Cedar Fair LP elects to apply to this clause (m), such election to be specified in a written notice of a Responsible Officer of Cedar Fair LP calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied.

8.8. Optional Payments of Certain Debt. Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any unsecured Indebtedness (other than intercompany Indebtedness permitted by Section 8.2(b) as long as no Event of Default has occurred and is continuing), except, when no Default or Event of Default has occurred and is continuing, with (i) the Net Cash Proceeds of, without duplication, the sale or issuance of Capital Stock of Cedar Fair LP or contributions to capital of Cedar Fair LP, but only to the extent that such Net Cash Proceeds are not required to prepay Term Loans or Revolving Loans pursuant to Section 4.2(a), (ii) the proceeds of (or in exchange for) Permitted Refinancing Indebtedness or (iii) so long as the Consolidated Leverage Ratio on a Pro Forma Basis would be less than 4.50 to 1.00 as of the last day of the most recent fiscal quarter for which internal financial statements are available prior to the making of such payment, payments in an aggregate amount equal to the portion, if any, of the Available Amount that Cedar Fair LP elects to apply pursuant to this clause (iii) such election to be specified in a written notice of a Responsible Officer of Cedar Fair LP calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied.

8.9. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Cedar Fair LP or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees to directors who are not employees of a Group Member or any Affiliate of a Group Member, or (b) subject to the other provisions of this Agreement, any transaction between a Borrower and an Affiliate of such Borrower or a Subsidiary Guarantor if such Borrower reasonably determines in good faith that such transaction is beneficial to such Borrower and its Subsidiaries taken as a whole and that such transaction shall not be entered into for the purpose of hindering the exercise by the Administrative Agent or the other Secured Parties of their rights or remedies under this Agreement and the other Loan Documents.

8.10. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except that the Group Members may enter into sale and leaseback transactions otherwise permitted by Section 8.5(g) so long as the aggregate fair market value of all property Disposed of in all such transactions does not exceed $150,000,000.

8.11. Hedge Agreements. Enter into any Hedge Agreement, except (a) those required by Section 7.9, (b) Hedge Agreements entered into to hedge or mitigate risks (including, without limitation, currency exchange risk) to which Cedar Fair LP or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (c) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of Cedar Fair LP or any Subsidiary, but, in each case, not for speculative purposes.

8.12. Changes in Fiscal Periods. Permit the fiscal year of Cedar Fair LP to end on a day other than December 31 or change Cedar Fair LP’s method of determining fiscal quarters.

8.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) requirements that Qualifying Senior Secured Debt be secured by the same assets securing such Indebtedness.

8.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Cedar Fair LP to (i) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Cedar Fair LP or any Subsidiary Guarantor, (ii) make loans or advances to, or other Investments in, Cedar Fair LP or any Subsidiary Guarantor or (iii) transfer any of its assets to Cedar Fair LP or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (A) any restrictions existing under the Loan Documents, (B) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary permitted hereby, (C) customary restrictions on transfer in connection with purchase money security interests and Capital Lease Obligations otherwise permitted under this Agreement (provided that such restrictions shall be limited to the assets that are the subject of such purchase money security interest or Capital Lease Obligation), (D) restrictions in Qualifying Senior Unsecured Debt and Qualifying Senior Secured Debt so long as such restrictions are not more onerous, taken as a whole, to Cedar Fair LP and its Subsidiaries (as determined in good faith by Cedar Fair LP) than the terms of this Agreement and (E) restrictions in the Senior Notes and any Permitted Refinancing thereof so long as, in the case of any Permitted Refinancing, such restrictions are not more onerous, taken as a whole, to Cedar Fair LP and its Subsidiaries (as determined in good faith by Cedar Fair LP) than the terms of this Agreement or the Senior Notes.

8.15. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Cedar Fair LP and its Subsidiaries were engaged on the Closing Date or that are reasonably related thereto or are reasonable extensions thereof.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement or action pursuant to clause (i) or (ii) of Section 7.4(a) (with respect to the Borrowers only), Section 7.7(a) or Section 8 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, including any Mortgage (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future Insolvency Law or similar law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of at least 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or reasonably is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) any other event or condition shall occur or exist with respect to a Plan, (vii) any Loan Party terminates any applicable Canadian Pension Plan or Canadian Benefit Plan, (viii) any event providing grounds to terminate or wind up a Canadian Pension Plan or Canadian Benefit Plan in whole or in part by order of any applicable regulatory authority shall occur, (ix) any event or condition occurs which would permit the applicable regulator to appoint a trustee or similar Person to administer a Canadian Pension Plan or Canadian Benefit Plan, or (x) any Loan Party shall fail to make any contributions when due to a Canadian Pension Plan, a Canadian Benefit Plan or a Canadian multi employer pension plan; and in each case in clauses (i) and (iii) through (x) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement or Section 2 of the Canadian Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Group Member shall so assert in writing; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any trustee or other fiduciary holding securities under an employee benefit plan of the Group Members or the Current Holder Group, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 40% of the economic or voting interest in the outstanding Capital Stock of Cedar Fair LP; (ii) the holders of Capital Stock of the U.S. Borrower shall approve a plan of complete liquidation of the U.S. Borrower; or (iii) Cedar Fair LP shall cease to own, directly or indirectly, 100% of the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the economic and voting interest of the Canadian Borrower; or

(l) any Subordinated Debt or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement and the Canadian Guarantors under the other Security Documents in respect thereof, as the case may be, as provided in any Subordinated Debt Indenture or any other relevant document, or any Loan Party, the trustee in respect of any Subordinated Debt or the holders of at least 25% in aggregate principal amount of such Subordinated Debt shall so assert in writing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the U.S. Borrower and the Canadian Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to each Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the U.S. Borrower and the Canadian Borrower shall at such time deposit in an interest bearing cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit, with interest accruing thereon at the Administrative Agent’s prevailing rates for deposits of comparable amount, currency and term. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the U.S. Borrower and the Canadian Borrower hereunder and under the other Loan Documents and any Specified Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the U.S. Borrower and the Canadian Borrower hereunder and under the other Loan Documents and any Specified Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Cedar Fair LP (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 10. THE AGENTS

10.1. Appointment. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Agreement, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or Cedar Fair LP referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates. The Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Specified Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.

10.8. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 4.10, each Lender (which shall include any Issuing Lender for purposes of this Section 10.8) shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this 10.8. The agreements in this Section 10.8 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

10.9. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

10.10. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and Cedar Fair LP. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Secured Parties a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by Cedar Fair LP (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Any Co-Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Co-Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Co-Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the remaining Co-Syndication Agents or if there are no remaining Co-Syndication

Agents, the Administrative Agent (or, if there is no Administrative Agent at such time, to the Lenders as contemplated by the preceding sentence), without any further act by such Co-Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s (or Co-Syndication Agent’s) resignation as Administrative Agent (or Co-Syndication Agent), the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent (or Co-Syndication Agent) under this Agreement and the other Loan Documents.

10.11. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.12. The Lead Arrangers. The Lead Arrangers in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

10.13. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its Affiliates, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrowers, their Affiliates or agents, the Loan Documents or the transactions hereunder: (1) any identity verification procedures, (2) any record keeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other laws.

10.14. USA Patriot Act. Each lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date and (2) at such other times as are required under the USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the USA Patriot Act.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan under Section 2.3, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders”, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all the Subsidiary Guarantors (other than the Canadian Borrower or U.S. Co-Borrower) from their obligations under the Guarantee and Collateral Agreement (other than as otherwise permitted hereby or thereby), in each case without the written consent of all Lenders; (iv) reduce the percentage specified in the definition of “Majority Facility Lenders” with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (vi) amend, modify or waive any provision of Section 3.3, 3.4 or 4.16 without the written consent of each Swing Line Lender; (vii) amend, modify or waive any provision of Sections 3.7 to 3.14 or 4.16 without the written consent of each Issuing Lender; (viii) alter the order of application of any mandatory prepayment to any Facility, without the written consent of the Majority Facility Lenders under each such Facility receiving a lesser prepayment; (ix) amend, modify or waive any Loan Document so as to alter the ratable treatment of the Grantor Hedge Agreement Obligations (as defined in the Guarantee and Collateral Agreement), Grantor Cash Management Obligations (as defined in the Guarantee and Collateral Agreement) and the Borrower Credit Agreement Obligations in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty or (x) amend, modify or waive any Loan Document, including Section 4.8, so as to alter the pro rata treatment of borrowings and payments hereunder following the occurrence and during the continuance of an Event of Default without the consent of each Lender adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing for the period of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) in the proviso to the first sentence of this Section 11.1.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders; provided that no such amendment shall permit the Additional Extensions of Credit to (x) share with preference to the Term Loans under the U.S. Term Facility in the application of mandatory prepayments without the consent of the Majority Facility Lenders under the U.S. Term Facility or (y) share with preference to the Term Loans under any other Facility in the application of mandatory prepayments without the consent of the Majority Facility Lenders.

Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the applicable Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term Loans, any Refinancing Term Loans, any Extended Term Loans or any Replacement Revolving Commitments on substantially the same basis as the Term Loans or Revolving Loans, as applicable.

Cedar Fair LP shall be permitted to replace any Lender that fails to consent to any amendment, waiver or consent to any Loan Document requested by a Borrower in respect of which the consent of all (or all affected) Lenders or all Lenders under a particular Facility is required, and supported by, as applicable, the Required Lenders or the Majority Facility Lenders, with a replacement financial institution; provided that (i) no later than thirty (30) days after the date on which the consent of as applicable, the Required Lenders or the Majority Facility Lenders was obtained with respect to such amendment, waiver or consent, Cedar Fair LP shall notify the Lender of Cedar Fair LP’s intention to replace such Lender, (ii) such replacement does not conflict with any applicable Requirement of Law, (iii) (x) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and (y) at any time on or prior to the first anniversary of the

Closing Date, in the case of any amendment to Section 4.17, the Borrowers shall pay a fee equal to 1.00% of the replaced Lender’s U.S. Term Loans, (iv) the Borrowers shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan or BA Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be approved by the Administrative Agent and, if such replaced Lender is a Revolving Lender, approved by the applicable Issuing Lender and Swing Line Lender (which approvals shall not be withheld or delayed unreasonably), (vi) the replaced Lender and the replacement financial institution shall be obligated to effect such replacement in accordance with the provisions of Section 11.6 (provided that the Administrative Agent agrees to waive the processing and recordation fee referred to therein in respect of a replacement pursuant to this paragraph of Section 11.1), (vii) until such time as such replacement shall be consummated, the applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10, as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that (A) any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or (B) the replaced Lender shall have against any Borrower, the Administrative Agent or any other Lender, (ix) the provisions of Section 11.5 shall continue to benefit the replaced Lender, and (x) the replacement financial institution has agreed to the respective amendment, waiver or consent in connection with such replacement.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as set forth below in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon any Agent, any Issuing Lender or the Lenders shall not be effective until received.

The Borrowers:	c/o Cedar Fair, L.P.
One Cedar Point Drive
Sandusky, Ohio 44870
Attention: Chief Financial Officer
Telecopy: (419) 627-2377
Telephone: (419) 627-2295

The Administrative Agent:	For U.S. Dollars:

JPMorgan Chase Bank, N.A. Loan and Agency Services Group 1111 Fannin Street, Floor 10
Houston, Texas 77002 Attention of Talitha Bernard Telecopy No. (713) 750-2878

For Canadian Dollars:

JPMorgan Chase Bank, N.A. Loan and Agency Services Group 1111 Fannin Street, Floor 10
Houston, Texas 77002 Attention of Siraz Maknojia Email: siraz.x.maknojia@jpmorgan.com
Telecopy No. (713) 374-4312

U.S. Issuing Lender:	JPMorgan Chase Bank, N.A.
Global Trade Services
10420 Highland Manor Drive, Floor 10
Tampa, FL 33610-9128
Attention of James Alonzo Email: James.Alonzo@jpmchase.com Telecopy No. (813) 432-5161

Canadian Issuing Lender:	JPMorgan Chase Bank, N.A. Toronto Branch
Royal Bank Plaza, South Tower
200 Bay Street, Suite 1800
Toronto, Ontario. M5J 2J3
Attention of Jennifer McLaughlin
Global Trade Services Email: Jennifer.l.mclaughlin@jpmorgan.com Telephone: 416-981-2324 or 416-981-9200
Telecopy No.: 416-981-2375

with a copy to:	JPMorgan Chase Bank, N.A. 383 Madison Ave., Floor 24 New York, New York 10179
Attention of Christophe Vohmann Email: christophe.vohmann@jpmorgan.com
Telecopy No. (212) 270-4584

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices involving a Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or Cedar Fair LP may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5. Payment of Expenses. Each Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Cedar Fair LP on or prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement (including in any work-out or restructuring), the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in house counsel) to each Lender and of counsel to such Agent and (c) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents, advisors, trustees and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, non-compliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to the Chief Financial Officer (Telephone no. (419) 627 2295) (Telecopy no. (419) 627 2377), at the address of the Borrowers set forth in Section 11.2, or to such other Person or address as may be hereafter designated by Cedar Fair LP in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) Cedar Fair LP; provided that no consent of Cedar Fair LP shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default specified in paragraph (a) or clause (i) or (ii) of paragraph (f) under Article 9 has occurred and is continuing, any other Person; provided further that Cedar Fair LP shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment or (y) any assignment by the Administrative Agent (or its affiliates); and

(C) in the case of any assignment of a Revolving Commitment, the applicable Issuing Lender and the applicable Swing Line Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (or, in the case of Term Loans, $1,000,000) unless each of Cedar Fair LP and the Administrative Agent otherwise consent; provided that (1) no such consent of Cedar Fair LP shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(D) in the case of an assignment to a CLO (as defined below) managed by such Lender or an affiliate of such Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO; and

(E) in no event shall any such assignment be made to a Person that, directly or indirectly, is primarily engaged in the ownership or operation of amusement parks, water parks, theme parks or other similar properties, or to the U.S. Borrower or any of its Affiliates.

For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) as to any Lender, a CLO managed by such Lender or an affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment manager or advisor as such Lender or by an affiliate of such investment manager or advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5); provided that nothing in this Section 11.6 shall be construed as (y) creating any new Loan or other Obligation and shall not constitute a novation of such Loan or other Obligation or (z) constitute or require the repayment and/or re-advance of any principal of any Loan or other Indebtedness, it being the intention of the parties that only an assignment of Obligations held by, and of the rights and obligations of, a Lender are contemplated hereby, which Obligations shall continue to be the same, and not new, Obligations. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the U.S. Borrower shall maintain at one of their respective offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender under the Facility for which it has been appointed agent pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. The Register shall be available for inspection by any Borrower, the Administrative Agent or any Lender (but only to the extent that such Lender may inspect the name and address of such Lender and the Commitments and principal amount of Loans and L/C Obligations owing to such Lender as recorded in the Register) at any reasonable time and from time to time upon reasonable prior notice.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than natural Persons, the U.S. Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) no portion of a Canadian Revolving Commitment or Replacement Revolving Commitment of the Canadian Borrower or the U.S. Borrower shall be made subject to a participation to a Person that would not receive payments thereunder free and clear of Canadian non-resident withholding tax without the consent of the Canadian Borrower or the U.S. Borrower unless such participation is made on or after an Event of Default has occurred and is continuing and (E) in no event shall any such participation be sold to a Person that, directly or indirectly, is primarily engaged in the ownership or operation of amusement parks, water parks, theme parks or other similar properties. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent (subject to the requirements and limitations therein, including the requirements to provide the documentation under Section 4.10(e)) as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (A) the sale of the participation to such Participant is made with Cedar Fair LP’s prior written consent or (B) the entitlement to such greater payment arises after the occurrence and during the continuance of an Event of Default.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b); provided that in no event shall any such assignment be made to a Person that, directly or indirectly, is primarily engaged in the ownership or operation of amusement parks, water parks, theme parks or other similar properties. Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. Adjustments; Set off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), which amount is not paid when due, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify Cedar Fair LP and the Administrative

Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Cedar Fair LP and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Agent or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrowers, on one hand, and the Agents and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and Lenders or among the Borrowers and the Agents and Lenders.

11.14. Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by Cedar Fair LP having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated, no Letters of Credit shall be outstanding (unless any such Letter of Credit has been cash collateralized at 105% of its face amount) the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) The Lenders irrevocably agree that:

(i) any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (w) pursuant to clause (b) above, (x) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than any of the Borrowers or any Subsidiary Guarantor, (y) subject to Section 11.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (z) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its guarantee pursuant to clause (ii) below; and

(ii) any Subsidiary Guarantor shall be automatically released from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Notes.

11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, to any pledgee referred to in Section 11.6(d) or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16. WAIVERS OF JURY TRIAL. THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

11.18. Canadian Borrower. The Canadian Borrower hereby irrevocably appoints Cedar Fair, LP as the borrowing agent and attorney in fact for the Canadian Borrower which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by the Canadian Borrower that such appointment has been revoked. The Canadian Borrower hereby irrevocably appoints and authorizes Cedar Fair LP (i) to provide the Agents with all notices with respect to Loans and Letters of Credit obtained for the benefit of the Canadian Borrower and all other notices, consents and instructions under this Agreement, and (ii) to take such action as Cedar Fair LP deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. The handling of the accounts of each Borrower in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of each Borrower in the most efficient and economical manner and at their request, and no Agent or Lender shall incur liability to either Borrower or any other Person as a result thereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the accounts in a combined fashion and represents that the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each Borrower hereby agrees to indemnify each Agent and Lender and hold each Agent and Lender harmless against any and all liability, expense, loss incurred or claim of damage or injury asserted against any Agent or Lender by such Borrower or any other Group Member or any other Person whosoever, arising from or incurred by reason of (a) the handling of the accounts of the Borrowers as herein provided, (b) the reliance of the Agent and the Lenders on any instructions of Cedar Fair LP or (c) any other action taken by any Agent or any Lender hereunder or under the other Loan Documents.

11.19. Judgment Currency. If in the recovery by any Secured Party of any amount owing hereunder in any currency, judgment can only be obtained in another currency, and because of changes in the exchange rate of such currencies between the date of judgment and payment in full of the amount of such judgment the amount of recovery under the judgment differs from the full amount owing hereunder, the applicable Borrower shall pay any such shortfall to the applicable Secured Party, and such shortfall can be claimed by the applicable Secured Party against such Borrower as an alternative or additional cause of action.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CEDAR FAIR, L.P. By Cedar Fair Management Inc., its Managing General Partner

By:	/s/ Richard L. Kinzel
Name: Richard L. Kinzel
Title: President and Chief Executive Officer

MAGNUM MANAGEMENT CORPORATION

By:	/s/ Richard L. Kinzel
Name: Richard L. Kinzel
Title: President and Chief Executive Officer

CANADA’S WONDERLAND COMPANY

By:	/s/ Richard L. Kinzel
Name: Richard L. Kinzel
Title: President

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, U.S. Issuing Lender and U.S. Swing Line Lender

By:	/s/ Christophe Vohmann
Name: Christophe Vohmann
Title: Executive Director

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ David M. Morris
Name: David M. Morris
Title: Vice President

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Peter R. Martinets
Name: Peter R. Martinets
Title: Managing Director

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Jenny E. Milioti
Name: Jenny E. Milioti
Title: Associate Director

UBS AG Canada Branch, as Lender

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ April Varner-Nanton
Name: April Varner-Nanton
Title: Director

FIFTH THIRD BANK, as Lender

By:	/s/ Roy C. Lanctot
Name: Roy C. Lanctot
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ William M. Ginn
Name: William M. Ginn
Title: Executive Officer